UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NEXTGEN HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXTGEN HEALTHCARE, INC.

18111 Von Karman Avenue, Suite 800

Irvine, California 92612

________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 18, 2020

To the Shareholders of NextGen Healthcare, Inc.:

The annual meeting of shareholders of NextGen Healthcare, Inc. will be held at our corporate headquarters located at 18111 Von Karman Avenue, Suite 800, Irvine, California 92612 on August 18, 2020, at 9:00 a.m. Pacific Time, for the following purposes:

1.

Proposal 1:  To elect nine persons to serve as directors of our company until the 2021 annual meeting of shareholders. Our nominees for election to our Board of Directors (“Board”) are named in the attached proxy statement, which is a part of this notice;

2.	Proposal 2: To conduct an advisory vote to approve the compensation for our named executive officers (i.e., “Say-on-Pay”);
3.	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021; and
4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting in person. Only shareholders of record at the close of business on June 25, 2020, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it in the enclosed addressed envelope. Your promptness in returning the proxy card will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the annual meeting even if you cannot attend the meeting in person. You may also vote by telephone or internet by following the instructions on the proxy card. If you return your proxy card or vote by telephone or internet, you may nevertheless attend the annual meeting and vote your shares in person. Shareholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

By Order of the Board of Directors,

NEXTGEN HEALTHCARE, INC.

Jeffrey D. Linton

Executive Vice President, General Counsel and Secretary

Irvine, California

July 7, 2020

18111 Von Karman Avenue, Suite 800

Irvine, California 92612

______________

NEXTGEN HEALTHCARE, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 18, 2020

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors (“Board”) of NextGen Healthcare, Inc. (“NextGen Healthcare,” the “Company,” “us,” “we” or “our”) for use at our annual meeting of shareholders to be held at our corporate headquarters located at 18111 Von Karman Avenue, Suite 800, Irvine, California 92612, on August 18, 2020, at 9:00 a.m. Pacific Time, and at any and all adjournments and postponements thereof. All shares represented by each properly submitted and unrevoked proxy received in advance of the annual meeting will be voted in the manner specified therein.

Any shareholder has the power to revoke the shareholder’s proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our Secretary prior to or at the annual meeting, by voting again on the internet or by telephone (only your latest internet or telephone proxy submitted prior to 11:59 P.M. Eastern Time on August 17, 2020 will be counted), by submitting to our Secretary, prior to or at the annual meeting, a later dated proxy card executed by the person executing the prior proxy, or by attendance at the annual meeting and voting in person by the person submitting the prior proxy.

Any shareholder who holds shares in street name and desires to vote in person at the annual meeting should inform the shareholder’s broker of that desire and request a legal proxy from the broker. The shareholder will need to bring the legal proxy to the annual meeting along with valid picture identification such as a driver’s license or passport, in addition to documentation indicating share ownership. If the shareholder does not receive the legal proxy in time, then the shareholder should bring to the annual meeting the shareholder’s most recent brokerage account statement showing that the shareholder owned NextGen Healthcare, Inc. common stock as of the record date. Upon submission of proper identification and ownership documentation, we should be able to verify ownership of common stock and admit the shareholder to the annual meeting; however, the shareholder will not be able to vote at the annual meeting without a legal proxy. Shareholders are advised that if they own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and the shareholder’s vote will not be counted unless the shareholder appears at the annual meeting and votes in person or legally appoints another proxy to vote on its behalf.

We will bear all expenses in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

This proxy statement, the accompanying proxy card and our 2020 annual report are being made available to our shareholders on or about July 7, 2020.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on August 18, 2020.

This proxy statement, the notice of our 2020 annual meeting of shareholders and the Company’s 2020 annual report to shareholders are available on our website at http://investor.nextgen.com/financial-information.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of the 66,712,695 shares of our common stock outstanding at the close of business on the record date, June 25, 2020, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. A majority of the outstanding shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All properly submitted and unrevoked proxies will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those submitted by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held on the record date. However, under our Bylaws and California law, if any shareholder gives notice at the annual meeting, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the annual meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish. If cumulative voting applies at the annual meeting, the cumulative number of votes a shareholder may cast in director elections will be equal to the number of shares held by such shareholder on the record date multiplied by nine (the number of directors to be elected at the annual meeting).

Whether the election of directors is by plurality vote or cumulative voting with respect to Proposal No. 1, the nine director nominees who receive the highest number of affirmative votes will be elected; abstentions and broker non-votes will have no effect on this proposal. See “Additional Information on the Mechanics of Cumulative Voting” below for more information on the operation of cumulative voting. In circumstances where there is a contested election and/or one or more of our shareholders demand that cumulative voting apply to the election of directors, our Board will provide instruction to the proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. We have not received notice that any of our shareholders currently intends to invoke cumulative voting. In addition, because the Board has not nominated more than nine director nominees for election at the annual meeting, and because the deadline for the submission of director nominees for the 2020 annual meeting has passed, we believe it is less likely that cumulative voting will be invoked at the 2020 annual meeting.

Approval of Proposal No. 2, an advisory vote to approve the compensation of our named executive officers (i.e., “Say-on-Pay”), will occur if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

Approval of Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, is not required. However, this proposal will be considered approved if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

Additional Information on the Mechanics of Cumulative Voting

In the event cumulative voting applies, all shareholders will have the right to cumulate their votes in the election of directors. Cumulative voting means that each shareholder may cumulate such shareholder’s voting power for the election by distributing a number of votes, determined by multiplying the number of shares held by the shareholder as of the record date by nine (the number of directors to be elected at the annual meeting). Such shareholder may distribute all of the votes to one individual director nominee, or distribute such votes among any two or more director nominees, as the shareholder chooses. If you do not specifically instruct otherwise, the proxy being solicited by our Board will confer upon the proxy holders the authority, in the event that cumulative voting applies, to cumulate votes at the instruction and discretion of our Board or any committee thereof so as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. Using its authority, the Board may vote your shares for fewer than nine nominees.

If you elect to grant us your proxy and do not specifically instruct otherwise, you are authorizing the proxy holders to vote your shares in accordance with the discretion and at the instruction of the Board, including to cumulate your votes in favor of certain nominees (rather than allocating votes equally among the nominees) and to determine the specific allocation of votes to individual nominees. You may withhold your authority to vote for one or more nominees, in which case the Board will retain discretion to allocate your votes among our other nominees unless you specifically instruct otherwise. Under no circumstances may the proxy holders cast your votes for any nominee from whom you have withheld authority to vote.

For example, a proxy marked “FOR ALL EXCEPT” may only be voted for those of our director nominees for whom you have not otherwise specifically withheld authority to vote, a proxy marked “WITHHOLD ALL” may not be voted for any of our director nominees, and a proxy marked “FOR ALL” may be voted for all of our director nominees. In exercising its discretion with respect to cumulating votes, our Board may instruct, in its sole judgment, the proxy holders to cumulate and cast the votes represented by your proxy for any of our director nominees for whom you have not otherwise withheld authority. For example, if you grant a proxy with respect to shares representing 900 cumulative votes, and mark “FOR ALL EXCEPT” one of our director nominees, the Board may instruct the proxy holders to cast the 900 votes for any or all of our eight other director nominees; of those eight other director nominees, moreover, the Board may allocate the 900 votes among them as it determines, such that each of those other director nominees may receive unequal portions of the 900 votes or none at all.

In the event cumulative voting applies, unless you specifically instruct otherwise, the Board will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Board has not yet made any determination as to the order of priority of candidates to which it would allocate votes in the event cumulative voting applies, and expects to make this determination, if necessary, at the annual meeting. Accordingly, if you grant a proxy to us and have not specifically instructed otherwise, your shares will be voted for our director nominees at the discretion of the Board with respect to all of your shares (except that the Board will not be able to vote your shares for a candidate from whom you have withheld authority to vote). If you wish to exercise your own discretion as to allocation of votes among nominees, and you are a record holder of shares, you will be able to do so by attending the meeting and voting in person, by appointing another person as your representative to vote on your behalf at the meeting, or by providing us with specific instructions as to how to allocate your votes.

A holder of record who wishes to invoke cumulative voting must submit a proxy card by mail, check the box indicating the exercise of cumulative voting and hand mark the number of votes such holder wishes to allocate to each particular nominee next to the name of such nominee on the enclosed proxy card. A holder of record who wishes to provide vote allocation instructions, in the event that cumulative voting applies, must submit a proxy card by mail and should hand mark the number of votes such holder wishes to allocate to any particular nominee next to the name of such nominee on the enclosed proxy card. If you provide vote allocation instructions for less than all of the votes that you are entitled to cast, the proxy holders will retain discretionary authority to cast your remaining votes pursuant to the instructions of the Board, except for any nominee for whom you have withheld authority by marking the “FOR ALL EXCEPT” box. If you wish to grant the proxy holders discretionary authority to allocate votes among all our nominees you may check the “FOR ALL” box, but you are not required to do so. The proxy holders will retain discretionary authority to allocate votes among all our nominees except where you provide a specific instruction by hand marking the number of votes to be allocated or by marking the “FOR ALL EXCEPT” box.

Any shareholder who holds shares in street name and desires to specifically allocate votes among nominees, in the event cumulative voting applies, may do so by either informing the shareholder’s broker, banker or other custodian of the shareholder’s desire to attend the annual meeting, and requesting a legal proxy to attend the meeting, or by providing the broker, banker or other custodian with instructions as to how to allocate votes among nominees, which can then be delivered to the Company. Because each broker, banker or custodian has its own procedures and requirements, a shareholder holding shares in street name who wishes to allocate votes to specific nominees should contact its broker, banker or other custodian for specific instructions on how to obtain a legal proxy or provide vote allocation instructions.

We have not received notice that any of our shareholders currently intends to invoke cumulative voting. In addition, because the Board has not nominated more than nine director nominees for election at the annual meeting, and because the deadline for the submission of director nominees for the 2020 annual meeting has passed, we believe it is less likely that cumulative voting will be invoked at the 2020 annual meeting; however, in the event cumulative voting is invoked, the foregoing mechanics will apply.

Please note you will not be able to submit vote allocation instructions for director elections if you grant a proxy by telephone or the internet.

CAUTION CONCERNING FORWARD LOOKING STATEMENTS

Statements made in this proxy statement that are not historical in nature, or that state our or our management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking language, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance. These forward-looking statements may include, without limitation, the impact of the COVID-19 pandemic, discussions of our product development plans, business strategies, future operations, financial condition and prospects, developments in and the impacts of government regulation and legislation and market factors influencing our results.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2020, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2020, as well as in our other public disclosures and filings with the SEC.

ELECTION OF DIRECTORS

(Proposal No. 1)

Proposal No. 1 concerns the election of the following director nominees: John R. “Rusty” Frantz, Craig A. Barbarosh, George H. Bristol, Julie D. Klapstein, James C. Malone, Jeffrey H. Margolis, Morris Panner, Sheldon Razin and Lance E. Rosenzweig. The Nominating and Governance Committee has nominated each of these individuals for election as a director. Each of our director nominees has consented to being named in this proxy statement and has agreed to serve as a director if elected. Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting or until their respective successors are duly elected and qualified. Each of our director nominees currently serves on the Board and was elected by the shareholders at the 2019 annual meeting of shareholders.

Certain information with respect to our nine director nominees is set forth below. Although we anticipate that each nominee will be available to serve as a director, if any nominee becomes unavailable to serve, the proxies will be voted for another person as may be or has been designated by our Board.

Unless the authority to vote for one or more of our director nominees has been withheld in a shareholder’s proxy or specific instructions to vote otherwise have been given, the persons named in the proxy as proxy holders intend to vote at the annual meeting “For” the election of each nominee presented below. In the event cumulative voting applies to the election of the directors, our Board will provide instruction to such proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld and to the extent no specific instructions otherwise are given) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated.

At the annual meeting, in the event cumulative voting applies, unless you specifically instruct otherwise, the Board will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Board has not yet made any determination as to the order of priority of candidates to which it would allocate votes in the event cumulative voting applies, and expects to make this determination, if necessary, at the annual meeting.

In the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the meeting will be elected directors.

All properly submitted and unrevoked proxies will be counted for purposes of determining whether a quorum is present, including those providing for abstention or withholding of authority and those submitted by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

Based on definitions of independence established by The Nasdaq Stock Market (“Nasdaq”), SEC rules and regulations, guidelines established in our Bylaws, and the determinations of our Nominating and Governance Committee and our Board, Messrs. Barbarosh, Bristol, Malone, Margolis, Panner, Razin and Rosenzweig and Ms. Klapstein are independent.  Mr. Frantz is a member of our management team and is a non-independent director.

The Nasdaq independence definition includes a series of objective tests, such as that the director or director nominee is not and has not been for the past three years an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director and director nominee that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment of such director or director nominee in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by our directors, director nominees and management with regard to each director’s and director nominee’s business and personal activities as they may relate to our management and us. The independent members of our Board meet periodically in executive session without management.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW AND LISTED ON THE PROXY CARD.

John R. “Rusty” Frantz, age 53, was appointed our President and Chief Executive Officer effective July 1, 2015. Previously, he served as Senior Vice President and General Manager, Global Dispensing Division, of CareFusion Corp., a San Diego-based global corporation serving the health care industry, providing products and services that assist hospitals in improving the safety and quality of care, from 2011 until March 2015, when CareFusion was acquired by Becton, Dickinson and Company (BDX). He also served from 2010 to 2011 as Vice President, Research and Development for CareFusion’s Pyxis business unit, from 2008 to 2010 as General Manager of CareFusion’s Pyxis Perioperative Solutions, and from 2007 to 2008 as CareFusion’s Vice President, Marketing, Supply Technologies. Prior to his employment with CareFusion, Mr. Frantz served as Vice President, Marketing, at Cerfidia Solutions, Vice President, Marketing and Product Management, at Amphire Solutions, Co-Founder and Vice President, Engineering, at OutPurchase, and was the fifth employee hired by the founders of Omnicell (OMCL). Mr. Frantz holds a Master of Science degree in engineering from Stanford University and a Bachelor of Science degree in engineering from the Maine Maritime Academy. Mr. Frantz’s position as our President and Chief Executive Officer, as well as his prior executive experience with other companies, provides our Board with the perspective of a person with significant executive management and healthcare information technology industry experience who is involved in the Company’s day to day activities.

Craig A. Barbarosh, age 52, is a director and has served as our Vice Chairman of the Board since November 2015. Mr. Barbarosh is also a director of Sabra Health Care REIT, Inc. (Nasdaq: SBRA) where he is the Chair of the Audit Committee and a member of the Compensation Committee, and a director of Landec Corporation (Nasdaq: LNDC), where he is a member of the Compensation Committee.  Mr. Barbarosh previously served on the boards of Aratana Therapeutics, Inc. (Nasdaq: PETX), where he was a member of the Compensation Committee and Chair of the Strategic Review Committee, BioPharmX, Inc., (NYSE: BPMX), where he was the Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees, and Bazaarvoice, Inc. (NYSE MKT: BPMX), where he was a member of the Compensation Committee. Mr. Barbarosh also served as the independent board observer for Payless Holdings, LLC during its Chapter 11 proceeding.  Mr. Barbarosh is a partner at the international law firm of Katten Muchin Rosenman LLP, a position he has held since June 2012. Previously, Mr. Barbarosh was a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP. Mr. Barbarosh is a nationally recognized restructuring expert who, during the nearly three decades of his legal career, has represented lenders, indenture trustees and bondholders and other investors and their agents in some of the largest corporate restructuring cases in the country. He served in several leadership positions while a partner at Pillsbury including serving on the firm’s Managing Board, as the Chair of the firm’s Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. At Katten, Mr. Barbarosh completed a seven-year term on the firm’s Board of Directors including a four-year term on the firm’s twelve-person Executive Committee which oversees the business operations of the firm. Mr. Barbarosh received a Juris Doctorate from the University of the Pacific, McGeorge School of Law in 1992, with distinction, and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007), Financial Analysis for Business Evaluation (2010) and Effective Corporate Boards (2015), from the University of Pennsylvania Wharton School program on Corporate Valuation (2019), and from the Carnegie Mellon University program in Cybersecurity Oversight (2019). Mr. Barbarosh is also a frequent speaker and author on restructuring and governance issues and has published several articles addressing business, governance, and legal topics. Our Board has concluded that Mr. Barbarosh, a practicing attorney specializing in the area of financial and operational restructuring and related transactions, should serve on our Board because he provides experienced guidance on transactions, securities offerings, compliance, governance, executive compensation shareholder relationships, leadership coaching and development, and dispute resolution, and because of his extensive background serving in various leadership roles.  Mr. Barbarosh has been a director since 2009.

George H. Bristol, age 71, is a director. Mr. Bristol is a Managing Director of Janas Associates, a corporate financial advisor, a position he has held since 2010. From August 2006 until March 2010 he served as Managing Director-Corporate Finance of Crowell Weedon & Co. From November 2002 until August 2006, he was a member and Chief Financial Officer of Vantis Capital Management, LLC, a registered investment advisor which managed the Vantis hedge funds totaling over $1.4 billion. Prior to Vantis, he was an investment banker with several firms including Ernst & Young, Paine Webber, Prudential Securities and Dean Witter. He is a graduate of the University of Michigan and Harvard Business School. Our Board has concluded that Mr. Bristol should serve on our Board based on his experience in various corporate finance positions, which provides our Board with insight from someone with direct responsibility for strategic and transactional financial matters. Mr. Bristol has been a director since 2008.

Julie D. Klapstein, age 65, is a director. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein served as Availity’s Chief Executive Officer and board member from 2001 to 2011. She was the interim Chief Executive Officer at Medical Reimbursements of America, Inc., a private company, from February 2017 to June 2017. Ms. Klapstein’s more than thirty years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. (President and Chief Executive Officer from 1996 to 2001), Sunquest Information Systems (Executive Vice President), Shared Medical Systems’ Turnkey Systems Division (now Siemens Medical Systems), and GTE Health Systems. Ms. Klapstein is a director of Amedisys Inc., a public company, since April 2016, where she serves on the Governance and Quality committees, and where she is chair of the Compensation committee. She also currently serves on the board of directors for two private companies, eSolutions, Inc., which specializes in revenue cycle management solutions, and Revecore, which specializes in underpayments and denials for hospitals. Ms. Klapstein previously was a director for two public companies, Annie’s Homegrown/Annies, Inc. from January 2012 to September 2014, where she served on the Governance, Compensation, and Audit committees, and Standard Register Inc. from April 2011 to November 2014, where she served on the Governance, Compensation, and Audit committees. She also has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. Our Board has concluded that Ms. Klapstein should serve on our Board based on her extensive knowledge of the healthcare industry including healthcare information technology, relevant executive and management experience, and public company board experience. Ms. Klapstein has been a director since 2017.

James C. Malone, age 71, is a director. Mr. Malone has more than 35 years of financial leadership experience, having held the Chief Financial Officer position at several global healthcare companies. Currently, Mr. Malone is the Executive Vice President and Chief Financial Officer of XIFIN, Inc. a financial cloud computing company dedicated to optimizing the economics of healthcare, since February 2015. Mr. Malone served as the Chief Financial Officer and Executive Vice President of American Well Inc., a software technology and services company that brings healthcare into the homes and workplaces of patients, from September 2010 to January 2015. He served as Chief Financial Officer of Misys PLC, a multinational software company, from June 2007 to January 2009 and served as its Executive Vice President until January 2009. He joined Misys from The TriZetto Group, Inc., a provider of healthcare IT solutions and services to payers and providers, where he served as Chief Financial Officer from March 2004 to June 2007, Vice President of Finance from January 2004 until his appointment as Chief Financial Officer, Executive Vice President of Finance from January 2006 to June 2007, Senior Vice President of Finance from January 2004 until January 2006 and also served as its Principal Accounting Officer. Prior to this, he served as Chief Financial Officer, Senior Vice President and Chief Administrative Officer of IMS Health Inc., a provider of information, services and technology for the healthcare industry. He served as Senior Vice President and Controller of Cognizant Corporation from 1995 to 1997. Mr. Malone also held management positions at Dun & Bradstreet, Reuben H. Donnelley, and Siemens AG and served as audit manager at Price Waterhouse. He also served as an executive director of Misys PLC from June 2007 to January 2009 and served as director of Allscripts Healthcare Solutions, Inc. (alternate name, Allscripts-Misys Healthcare Solutions, Inc.), which provides practice management and electronic health record technology to healthcare providers, from October 2008 to January 2009. He also served as a director of Cognizant Technology Solutions, Inc. from 1995 to 1998. Mr. Malone received his BS in Accounting from St. Francis College in 1973 and attended Pace University for graduate work in tax. He received his Certified Public Accountant certification from the State of New York in 1975. Our Board has concluded that Mr. Malone should serve on our Board based on his experience as a Chief Financial Officer in the technology industry (including in the health care technology sector) and his experience as an executive officer and director of various companies. Mr. Malone has been a director since 2013.

Jeffrey H. Margolis, age 57, is a director and has served as our Chairman of the Board since November 2015. Currently, Mr. Margolis is chairman of Welltok, Inc., a data-driven, enterprise SaaS company that delivers the healthcare industry’s leading consumer activation platform. He served as Welltok Inc.’s CEO from April 2013 through April 2020. Mr. Margolis is Chairman Emeritus of TriZetto Corporation, a recognized leader of in the provision of health information technology for payers and providers and the originator of the industry-vertical SaaS model, where he served as the founding CEO beginning in 1997, served as Chairman and CEO until 2010 (publicly traded on NASDAQ from October 1999 - August 2008), and continued as Chairman until October 2011. Mr. Margolis also served as Senior Executive Advisor to the Oliver Wyman Health Innovation Center, an organization that identifies and disseminates ideas and best practices that aim to transform healthcare, during 2012 and 2013. From 1989 to 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corp. and its predecessors, a publicly-traded company that focused on the delivery of managed group and individual health care insurance and hospital and ambulatory-based clinical services along with a broad array of healthcare ancillary services. Earlier in his career, Mr. Margolis served in various positions with Andersen Consulting including his final position as Manager, Healthcare Consulting. Mr. Margolis currently serves on the board of directors of Alignment Healthcare, Inc., a private, for-profit population health management entity, and TriNetX, Inc., a private, for-profit data and software-as-a-service entity that supports clinical trials. He has previously served on a variety of other for-profit boards. He also has served on a number of not-for-profit boards of directors. Mr. Margolis is currently a director of Hoag Hospital in Newport Beach, California. He is a member of the board of governors at Cedars-Sinai in Los Angeles, California and is on the Advisory Boards of the University of California at Irvine’s Center for Healthcare Management & Policy and Center for Digital Transformation. A published author on topics of healthcare information technology and systems, Mr. Margolis earned a bachelor’s degree in business administration/management information systems with high honors from the University of Illinois in 1984, and holds CPA certificates (currently inactive) in Colorado and Illinois. Our Board has concluded that Mr. Margolis should serve on our Board based on his experience as a chief executive officer in the health care information technology sector and his experience as an executive officer and director of various companies. Mr. Margolis has been a director since 2014.

Morris Panner, age 57, is a director. Mr. Panner is a long tenured executive with expertise in both healthcare software companies, including SaaS capabilities, and the law. Currently, Mr. Panner is the Chief Executive Officer of Ambra Health (formerly DICOM Grid), a cloud-based healthcare software company that manages diagnostic imaging and related healthcare data. Prior to joining Ambra Health in September 2011, Mr. Panner was the Chief Executive Officer of Townflier, Inc. and related affiliates that provide group communications services, from May 2010 to August 2011. Previously, from April 2000 to May 2010, he was Chief Executive Officer of OpenAir, Inc., a SaaS project management company, which he led from start-up to its successful acquisition by NetSuite Inc., a provider of an integrated web-based business software suite, in 2008. Following the acquisition, Panner led the OpenAir division of NetSuite, during which time he oversaw the acquisition and integration of OpenAir’s nearest competitor, QuickArrow, Inc., as well as the expansion of OpenAir internationally. Mr. Panner served as Chairman of the Board of the Software Division of the Software and Information Industry Association. Mr. Panner is a lawyer who served as an Assistant United States Attorney, the Resident Legal Advisor in Bogota, Columbia for the U.S. Department of Justice and as the Principal, Deputy Chief of the Narcotics and Dangerous Drug Section of the U.S. Department of Justice. He currently serves on the board of directors of Drug Strategies, a nonprofit research institution on issues of drug addiction and treatment. Mr. Panner was previously a director of the Washington Office on Latin America, a not-for-profit organization, from 2003 to 2009. Mr. Panner graduated from Yale College with a BA in History in 1984 and from the Harvard Law School with a JD in 1988. Our Board has concluded that Mr. Panner should serve on our Board based on his executive experience at software companies, including at health care software companies, and his legal training. Mr. Panner has been a director since 2013.

Sheldon Razin, age 82, is a director and our Chairman Emeritus. He is the founder of our company and served as our Chairman of the Board from our incorporation in 1974 until his retirement as Chairman and his appointment as Chairman Emeritus in November 2015. Throughout his tenure as our Chairman, Mr. Razin has received several awards recognizing his service and contributions as a director. Mr. Razin’s honors at the national level include: winner in the Software Category of TechAmerica’s 52nd Annual Innovator Awards in 2010 and Chairman of the Year in the 2009 American Business Awards. He was also honored as a Director of the Year in Orange County’s 16th Annual Forum for Corporate Directors Awards in 2011, as the 2009 Ernst & Young Entrepreneur of the Year in the Healthcare Category for the Orange County and Desert Cities region and as a Finalist at the national level, and with the Excellence in Entrepreneurship Award from the Orange County Business Journal in 2009. Mr. Razin served as our Chief Executive Officer from 1974 until April 2000. Since our incorporation until April 2000, he also served as our President, except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as our Treasurer from our incorporation until October 1982. Prior to founding our company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of our predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin is also a co-founder and board chairman of SurePrep, LLC, a tax technology and service company. In addition, he is the board chairman of LoanBeam, a company spun-off of SurePrep, LLC that automates loan processing. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology. Our Board has concluded that Mr. Razin, as our founder, should serve on our Board based on his valuable knowledge regarding our history, operations, technology and marketplace. As evidenced by his awards, he has been and continues to be a technology and healthcare visionary as well as an outstanding entrepreneur whose insights and guidance are invaluable the Company. Mr. Razin has been a director since 1974.

Lance E. Rosenzweig, age 57, is a director. Mr. Rosenzweig currently serves as a chairman of the board of Boingo Wireless. From 2018 to 2020, Mr. Rosenzweig served as CEO of Startek, a global business processing company with over 45,000 employees.  From January 2015 through December 2016, Mr. Rosenzweig served as Operating Executive of Marlin Operations Group, which works with Marlin Equity Partners, a global investment firm focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Previously, Mr. Rosenzweig served as Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading business process outsourcing company with over 18,000 employees that services major corporations in the healthcare, financial services and other industries, from 2013 through the company’s sale to Teleperformance for $610 million in 2014. Mr. Rosenzweig co-founded and served as Chairman of the Board of PeopleSupport, Inc., a business process outsourcing company with over 8,000 employees and operations in the US, the Philippines and Costa Rica, since its inception in 1998, and was PeopleSupport’s Chief Executive Officer from 2002 through the company’s sale in 2008 for $250 million. Under Mr. Rosenzweig’s leadership as CEO, PeopleSupport went public in an IPO, was ranked by Fortune as the 9th fastest growing small public company in the U.S. and was named employer of the year in the Philippines. Mr. Rosenzweig held a variety of management and entrepreneurial roles from 1985 to 2002. Mr. Rosenzweig has a BS in Industrial Engineering and an MBA with honors every term, both from Northwestern University. Our Board has concluded that Mr. Rosenzweig should serve on our Board based on his extensive executive, business and leadership background, which includes significant experience in international operations and successful offshore ventures. Mr. Rosenzweig has been a director since 2012.

NON-DIRECTOR EXECUTIVE OFFICERS

James R. Arnold, Jr., age 63, was appointed our Executive Vice President and Chief Financial Officer in March of 2016. Prior to joining the Company, Mr. Arnold served as Chief Financial Officer and Executive Board member of Kofax Ltd., a publicly traded software company, from June 2010 to May 2015, where Mr. Arnold participated in and facilitated the strategic process that resulted in the sale of Kofax Ltd.’s enterprise software division. From 2004 to 2009, Mr. Arnold was Senior Vice President at Nuance Communications, Inc., a publicly traded software company, where he also served as Chief Financial Officer from 2004 to 2008. Previously, Mr. Arnold held numerous other senior-level finance positions at technology companies, to include roles as Vice President Corporate Controller at Cadence Design Systems, Inc., Chief Financial Officer at Informix Software, Inc., and Corporate Controller at Centura Software Corporation. Additionally, from 2003 to 2010 he served as a director and chair of the audit committee at Selectica, Inc., where he also was co-chairman of the board in 2010. Earlier in his career, Mr. Arnold provided consulting and auditing services to companies in diverse industries while at Price Waterhouse LLP. Mr. Arnold holds a Bachelor of Business Administration degree in Finance from Delta State University in Cleveland, Mississippi, and a Master’s degree in Business Administration from Loyola University in New Orleans, Louisiana.

David A. Metcalfe, age 57, was appointed our Executive Vice President and Chief Technology Officer in February 2016. Prior to joining the Company, Mr. Metcalfe served as Vice President of R&D at Becton, Dickinson & Company, a leading worldwide medical technology company, from March 2015 to January 2016. Previously, Mr. Metcalfe was Vice President of Product Development at CareFusion Corp., a global medical technology company servicing the critical care market, from September 2012 to March 2015, at which time CareFusion was acquired by Becton, Dickinson & Company. From 2008 to 2012, Mr. Metcalfe was Vice President of Development for Allscripts Healthcare Solutions, a provider of healthcare information technology solutions. Earlier in his career, Mr. Metcalfe held numerous other senior-level development positions at technology companies. Mr. Metcalfe holds a Bachelor of Science in Instrumentation and Control Engineering from Teesside University in Middlesbrough, England.

Jeffrey D. Linton, age 57, became our Executive Vice President, General Counsel and Secretary in December of 2017. Prior to joining the Company, Mr. Linton served as General Counsel and Secretary of Applied Proteomics, Inc. from November 2016 to November 2017.  Previously, Mr. Linton was Senior Vice President, General Counsel and Secretary of Sequenom, Inc. from September 2014 to October 2016.  Before joining Sequenom, Mr. Linton was Senior Vice President and General Counsel at Beckman Coulter, Inc. from July 2011 to September 2014 and, prior to that, was Vice President, Deputy General Counsel from September 2008 to July 2011. Before joining Beckman Coulter, Mr. Linton was President of the research products and services division of Serologicals Corporation, a company that developed, manufactured and sold life science research products and technologies, diagnostic kits and drug discovery services. Before that role, he served as Vice President, Law, Corporate Business Development and Public Affairs at Serologicals from October 2000 to April 2003. He has held various other positions in law, government and public affairs and human resources. Mr. Linton earned a B.A., magna cum laude, from Butler University and a J.D., cum laude, from the University of Notre Dame Law School.  He is a member of the Board of Directors of the Notre Dame Law Association.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in the related footnotes, the following table sets forth information with respect to the beneficial ownership of our common stock as of the record date, June 25, 2020, by:

•	each of our directors and director nominees;
•	each of our named executive officers (“NEOs”);
•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, unless indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying options, if any, that currently are exercisable or are scheduled to become exercisable for shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 66,712,695 shares of common stock outstanding as of the record date, June 25, 2020.

Unless otherwise indicated, the address of each of the beneficial owners named in the table is c/o NextGen Healthcare, Inc., 18111 Von Karman Avenue, Suite 800, Irvine, California 92612. Messrs. Barbarosh, Bristol, Frantz, Malone, Margolis, Panner, Razin, Rosenzweig and Ms. Klapstein are current directors and director nominees of our Company. Our NEOs for our fiscal year 2020 were Messrs. Frantz, Arnold, Metcalfe and Linton. Our executive officers as of the record date, June 25, 2020, are Messrs. Frantz, Arnold, Metcalfe, and Linton, each of whom is included in the table below.

Name of Beneficial Owner **	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Sheldon Razin	9,875,121		14.8%
Craig A. Barbarosh	85,240		*
George H. Bristol	60,024		*
Julie D. Klapstein	27,239		*
James C. Malone	58,653		*
Jeffrey H. Margolis	96,104		*
Morris Panner	57,178		*
Lance E. Rosenzweig	61,096		*
John R. “Rusty” Frantz	1,242,722	(1)	1.8%
James R. Arnold, Jr.	668,230	(2)	*
David A. Metcalfe	387,539	(3)	*
Jeffrey D. Linton	121,590	(4)	*
BlackRock, Inc.	8,102,253	(5)	12.1%
Brown Capital Management, LLC and affiliates	9,041,574	(6)	13.6%
The Vanguard Group	5,218,227	(7)	7.8%
All directors, director nominees and executive officers as a group	12,740,736	(8)	18.7%

*	Represents less than 1.0%.
**

The table does not include beneficial ownership information for Ahmed Hussein, a former director of the Company who resigned on May 14, 2013 and who in prior years reported a beneficial ownership level over 5 percent. According to a Schedule 13G/A filed on April 10, 2020, Mr. Hussein now has beneficial ownership of 1,145,828 shares, which falls below the 5 percent reporting threshold.

(1)	Includes 760,000 shares underlying options vested as of the record date or within 60 days thereafter.
(2)	Includes 337,500 shares underlying options vested as of the record date or within 60 days thereafter.
(3)	Includes 270,000 shares underlying options vested as of the record date or within 60 days thereafter.
(4)	Includes 67,500 shares underlying options vested as of the record date or within 60 days thereafter.
(5)

This information is derived from a Schedule 13G filed by BlackRock, Inc. on February 4, 2020. According to the Schedule 13G, BlackRock, Inc. had sole power to vote 7,957,383 shares, sole power to dispose of 8,102,253 shares, and no shared power to vote or dispose of shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

This information is derived from a Schedule 13G/A filed by Brown Capital Management, LLC as primary filer on February 14, 2020. Brown Capital Management, LLC beneficially owned 9,041,574 shares.  Within those shares are 4,323,754 shares beneficially owned by The Brown Capital Management Small Company Fund, a series portfolio of Brown Capital Management Mutual Funds, a Delaware statutory trust, which is managed by Brown Capital Management, LLC. According to the Schedule 13G/A, Brown Capital Management, LLC had sole power to vote 5,194,388 shares, sole power to dispose of 9,041,574 shares, and no shared power to vote or dispose of shares. The Brown Capital Management Small Company Fund had sole power to vote 4,323,754 shares, sole power to dispose of 4,323,754 shares, and no shared power to vote or dispose of shares. The address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.

(7)

This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 12, 2020. According to the Schedule 13G/A, The Vanguard Group had sole power to vote 111,744 shares, shared power to vote 11,970 shares, sole power to dispose of 5,099,273 shares, and shared power to dispose of 118,954 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Includes 1,435,000 shares underlying options vested as of the record date or within 60 days thereafter.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued pursuant to awards under all of our equity compensation plans as of March 31, 2020.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,529,077	(1)	$14.83	(2)	10,298,054	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,529,077	(1)	$14.83	(2)	10,298,054	(3)

(1)

Represents 3,001,350 shares of common stock underlying outstanding options and 527,727 shares issuable pursuant to outstanding performance stock units at target under our Amended 2015 Equity Incentive Plan.

(2)

Represents the weighted average exercise price of options and is calculated without taking into account the 527,727 shares of common stock issuable pursuant to outstanding performance stock units at target.

(3)

Represents 6,884,156 shares of common stock available for issuance under options or awards that may be issued under our Amended 2015 Equity Incentive Plan and 3,413,898 shares of common stock available for issuance under our 2014 Employee Share Purchase Plan (the “ESPP”). 70,466 shares were issued under the purchase period in effect as of March 31, 2020 under the ESPP, which purchase period ended on June 15, 2020.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes our executive compensation program for all of our named executive officers, or “NEOs”, for our fiscal year 2020 (which began on April 1, 2019 and ended on March 31, 2020). These four individuals were our only executive officers and NEOs during fiscal year 2020.  These NEOs were:

•	John R. “Rusty” Frantz -- President and Chief Executive Officer, appointed July 2015
•	James R. Arnold -- Executive Vice President and Chief Financial Officer, appointed March 2016
•	David A. Metcalfe -- Executive Vice President and Chief Technology Officer, appointed February 2016
•	Jeffrey D. Linton -- Executive Vice President, General Counsel and Secretary, appointed December 2017

Executive Summary

NextGen Healthcare, Inc. is a leading provider of software and services that empower ambulatory healthcare practices to manage the risk and complexity of delivering care in the rapidly evolving U.S. healthcare system. Our combination of technological breadth, depth and domain expertise makes us a preferred solution provider and trusted advisor for our clients. In addition to highly configurable core clinical and financial capabilities, our portfolio includes tightly integrated solutions that deliver on ambulatory healthcare imperatives including: population health, care management, patient outreach, managed services, telemedicine and nationwide clinical information exchange. We compete for executive talent with a broad range of companies that are leaders in the software and healthcare information technology industries. Our compensation program is intended to:

•	align management’s interests with the interests of our shareholders;
•	reward strong Company financial performance;
•	provide responsible and balanced incentives; and
•	allow us to attract and retain effective executive leadership.

Accomplishments Achieved by Executive Team During Fiscal Year 2020

We are continuing to transform the Company into a more nimble, client-focused organization under the leadership of our executive management team. Our Chief Executive Officer (Mr. Frantz), Chief Financial Officer (Mr. Arnold), Chief Technology Officer (Mr. Metcalfe), and General Counsel (Mr. Linton) all joined the Company within the past several years.  Our executive team continued to make substantial progress in fiscal year 2020 on the Company’s transformation that began with the hiring of our CEO in 2015 and the subsequent hiring of the remainder of the current executive team.  The Company is continuing to enable more efficient, integrated, and client-centered delivery of software and services solutions, ultimately leading to improved growth, profit, and long-term shareholder value. The new strategic direction to date has improved product usability for customers, broadened our solution set, and produced noteworthy customer satisfaction results.  Some of the achievements in fiscal year 2020 include:

•	Increased cash flow from operations to $85.6 million, from $50.5 million for the previous fiscal year;
•	Recognized by KLAS Research as Top Practice Management Solution (NextGen® Enterprise) in the 2020 Best in KLAS Report (11-75 providers);
•	Recognized by Frost & Sullivan with the North American Enabling Technology Leadership Award for Ambulatory Revenue Cycle Management Services;
•	Continued growth in client satisfaction, as evidenced by a 316% increase in our net promoter score over the prior year;
•	Closed three acquisitions that strengthened our technology solutions and expanded our commercial capabilities, one of which added a highly-rated, market-ready telehealth solution;
•	Navigated the initial phase of the COVID-19 pandemic, including migration to a remote workforce and expansion of cash through our revolving credit agreement.

Shareholder Support for our Compensation Decisions

At our annual meeting of shareholders in August 2019, approximately 97% of the shares represented and voting on the “say-on-pay” proposal voted in favor of the compensation of our fiscal year 2019 NEOs. We believe the high level of say-on-pay vote support from our shareholders validates our executive compensation program and its underlying pay-for-performance design.

Overview of Executive Compensation Program

Over the past several years, the Compensation Committee revised the design and philosophy of our executive compensation program so that it more closely aligns with the Company’s strategy and market trends.  We believe a significant portion of our NEOs’ compensation should be variable, at risk and tied directly to measurable performance. Consistent with these principles, a significant portion of our NEOs’ compensation is in the form of performance-based incentives that are earned upon the attainment of pre-established financial goals.  The Company does not target a particular benchmark level, but actual total direct compensation of all of our NEOs was generally at or below the median of the Peer Group (as defined below) during fiscal year 2020.  Also, in fiscal year 2020 we continued with performance-based equity awards for our NEOs that had been re-introduced in fiscal year 2019, and we added a special one-time cash bonus opportunity based on achieving Adjusted EBITDA (as defined below) of at least $97.3 million for the fiscal year, which was viewed as a critical value-driver for the business.

1. Base Salaries:  For fiscal year 2020, the Compensation Committee increased base salaries for our NEOs by an average of 8.9% over fiscal year 2019 levels, although the CEO was not provided any salary increase during fiscal year 2020. This resulted in salaries for our NEOs that were still 8% below the median of our Peer Group companies, on average (including the CEO).

2. Cash Bonuses:  For fiscal year 2020, the Compensation Committee did not increase the target cash bonus of the CEO, Mr. Frantz, but increased the target cash bonus as a percentage of base salary for Mr. Arnold and Mr. Metcalfe in light of the expected increase in contribution of these NEOs and consistent with Peer Group market data for their roles. The fiscal year 2020 cash bonus program for the NEOs had two performance measures: Revenue and Non-GAAP earnings per share (“Non-GAAP EPS”).  In addition, during fiscal year 2020, the Compensation Committee devised a special, one-time cash bonus opportunity based on an Adjusted EBITDA performance measure.  For a reconciliation of non-GAAP performance measures to the more directly comparable GAAP measures, please see the section below captioned “Non-GAAP Financial Measure Reconciliation.”

3. Equity:  The Compensation Committee continued emphasizing equity compensation by granting awards in the form of restricted stock awards (“RSAs”) and performance stock units (“PSUs”). The Compensation Committee has adopted a practice of making executive officer equity awards during the second half of the fiscal year. This equity award timing pattern enables the Compensation Committee to make award decisions based on a clearer sense of the Company’s and the NEOs’ performance throughout the fiscal year and to allow increased opportunities for performance feedback throughout the year.

CEO Compensation

Our CEO’s actual total direct compensation, which consists of his salary, actual cash bonus, and the fair value of his equity awards, decreased by approximately 8% from the prior fiscal year, even though his base salary remained the same.  The decrease was due to an actual cash bonus that was approximately 25% lower than the previous fiscal year as well as due to equity compensation value that was approximately 7% lower than during fiscal year 2019.

Compensation Philosophy and Objectives

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by executive officers and places in perspective the data presented in the tables and narratives that follow.

The Compensation Committee regularly assesses the Company’s compensation philosophy as well as target and actual compensation. The Compensation Committee is comprised solely of independent directors and has responsibility for overseeing the Company’s overall compensation program, designing and managing our executive compensation program and making recommendations to the Board concerning compensation matters for our employees and directors. The Compensation Committee attempts to create compensation paid to our executive officers that is responsible, balanced, performance-based, and competitive. Our executive compensation program is designed to reward achievement of specific performance goals. By rewarding strong management performance in the achievement of these established goals, our executive compensation program helps to ensure that management’s interests are aligned with our shareholders’ interests, with the ultimate objective of improving shareholder value.

The Compensation Committee designs compensation packages for our executive officers that include equity-based compensation as a key component to further align the interests of our executive officers with those of our shareholders by encouraging long-term performance. The Compensation Committee strives for the program to enable us to recruit, retain and develop effective executive talent by creating compensation opportunities that are fair in light of the Company’s performance and market position.

The Compensation Committee holds meetings following the end of the fiscal year without any members of management present to deliberate on and approve executive officer bonuses earned under the prior fiscal year’s compensation program and approve the salary and cash bonus compensation program for the next fiscal year. The Compensation Committee meets approximately mid-way through each fiscal year to determine executive officer equity awards.  During the process, the Compensation Committee discusses the performance of the executive officers as well as market and industry data on compensation metrics and best practices. The Compensation Committee met fourteen (14) times during fiscal year 2020.

The Compensation Committee assesses our Company-wide compensation structure, program and practices annually. Pursuant to this assessment, the Compensation Committee believes that the market level, the balance of cash and equity compensation, and the performance measures used in our compensation program are effective, and that our compensation program does not encourage excessive risk taking.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee assesses whether work performed or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present Peer Group compensation data to the Compensation Committee. For fiscal year 2020, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant, and there were no conflicts of interest with respect to this adviser. The Compensation Committee also consults publicly available compensation data from time to time as part of its executive compensation decisions.

Components of Compensation

Key components of the 2020 executive compensation program were base salary in the form of cash, a cash incentive bonus program based on Revenue and Non-GAAP EPS performance measures, a special one-time supplemental cash bonus opportunity based on an Adjusted EBITDA performance measure, and equity awards in the form of RSAs and PSUs. The Compensation Committee views the various components of compensation as related, but distinct, and believes that a significant percentage of total compensation should be allocated to performance incentives. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on performance, internal equity, stability and other considerations the Compensation Committee deems relevant. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

The Compensation Committee provides NEOs with base salaries to compensate them for services rendered during the fiscal year. The use of base salaries provides stable compensation to officers, allows us to attract high caliber executive talent and provides a base upon which officers may be rewarded for individual performance. Base salaries for NEOs are determined based on positions and responsibilities using market data and considering individual performance, company-wide performance, future contribution potential, peer compensation levels and internal equity issues. The weight given to each of these factors can vary from individual to individual and from period to period. The Compensation Committee does not allocate specific, predetermined weighting to individual factors. Base salaries are intended to be set at levels that, in combination with other forms of compensation, offer the potential to attract, retain, and motivate qualified individuals. Base salaries are targeted to be moderate yet competitive.

Peer Group

When evaluating the future contribution potential of an executive officer, the Compensation Committee considers both past contribution and anticipated contributions to our future success. To a lesser extent, the Compensation Committee takes note, on an informal basis, of the competitive rates of pay in the corporate community, generally, and the relative standing of our compensatory practices in a peer group of similarly sized business software and healthcare information technology companies. The composition of this peer group is based on revenue, market capitalization, number of employees and other available data. For fiscal year 2020, this peer group (“Peer Group”) included the following companies:

•	ACI Worldwide, Inc.
•	Allscripts Healthcare Solutions, Inc.

•	Aspen Technology, Inc.
•	Blackbaud, Inc.
•	Castlight Health, Inc.
•	CommVault Systems, Inc.
•	Computer Programs & Systems, Inc.
•	Fair Isaac Corporation
•	HMS Holdings Corp.
•	Manhattan Associates Inc.
•	MicroStrategy Incorporated
•	Omnicell, Inc.
•	Progress Software Corporation
•	PROS Holdings
•	SPS Compliance

The Peer Group companies were in a similarly-sized revenue and employee count range as our Company at the time data were reviewed for fiscal year 2020 compensation decisions, with all but one of the Peer Group companies’ revenue ranging between approximately 0.2 times and 3.2 times our Company’s estimated fiscal year 2020 revenue when the data were used by our Compensation Committee in fiscal year 2020 for determining cash compensation changes and new equity compensation awards.  The Peer Group companies for fiscal year 2020 were the same as those for fiscal year 2019, except that three companies were removed as a result of being acquired (athenahealth, Callidus Software, and Ellie Mae), while two new business-facing software companies with lower revenue than NextGen Healthcare were added to the Peer Group.

The Compensation Committee does not rely solely on benchmark data and does not target a specific percentile, although all of our NEOs have actual total direct compensation value that is no more than 3% above the median (i.e., median was a rough cap in fiscal year 2020), and most have total compensation that is below the median of the actual total direct compensation for comparable positions at our Peer Group companies.

Balanced Pay Opportunities

The Compensation Committee evaluates our compensation program annually to ensure it provides balanced and reasonable pay opportunities. In designing our compensation program, our Compensation Committee is guided by the following compensation principles:

•

Performance-based equity awards. During fiscal year 2020, our Compensation Committee continued the practice of making performance-based equity awards to our NEOs.  The PSUs made to our NEOs in fiscal year 2020 vest after three years upon the achievement of specified long-term performance goals, including increasing fiscal year 2021 and fiscal year 2022 revenue goals, as modified for cumulative 3-year total shareholder return.

•

Total direct compensation value for NEOs at or below the peer group median. All of the NEOs earned fiscal year 2020 actual total direct compensation value that was effectively at or below the median of the Peer Group (within 2% of the median). We believe this compensation value constitutes a restrained compensation philosophy for our NEOs in the midst of effecting a corporate transformation.

•

Selective use of employment agreements and severance arrangements. Only our President and Chief Executive Officer, Mr. Frantz, has an employment agreement. Mr. Frantz’s employment agreement, as amended, includes certain severance benefits to be provided, under certain circumstances, in the event that his employment is terminated outside of a change of control scenario. In addition, all of our NEOs are subject to change of control severance agreements that provide severance payments and other benefits in connection with a change of control of the Company, but only if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two month period before or 18 month period after a “change in control” of the Company. Also, Messrs. Frantz and Arnold were granted certain restricted stock awards that provide for partial vesting acceleration upon a qualifying termination that is not in connection with a change of control.

•

Limited perquisites; no tax gross-ups.  We do not provide any significant perquisites to our NEOs, other than gym membership reimbursement, as well as an allowance to our Chief Financial Officer pursuant to his employment offer letter for a corporate apartment that is shared with another member of our leadership team, as detailed in the Summary Compensation Table. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

•	No corporate aircraft. We do not provide a corporate aircraft for personal travel to any of our NEOs.
•

Executive stock ownership policy.  We have an executive stock ownership policy designed to align our NEOs’ long-term interests with those of our shareholders and to discourage excessive risk taking. The policy requires our CEO to achieve a stock ownership level of six times base salary, while the other NEOs must achieve stock ownership levels of two times base salary. Executive officers who have not achieved the ownership requirements within five years are required to hold 100% of their after-tax profit shares acquired upon option exercises or following the vesting of other shares until they are in compliance.

•

Executive compensation recovery policy (“clawback”).  Our incentive recoupment policy provides that all cash and equity incentive compensation awarded to our NEOs may be recovered in the event of a financial restatement or intentional misconduct by the NEO.

Commitment to Strong Governance Standards

We are committed to maintaining good corporate governance standards with respect to our compensation program, procedures and practices. As such, our Company’s and Compensation Committee’s practices include the following:

•	Independent compensation committee. Our Compensation Committee designs and oversees our executive compensation program. The Compensation Committee is comprised entirely of independent directors.
•	Annual say-on-pay advisory vote. Since 2011, we have held annual say-on-pay advisory votes in accordance with good governance practices and to maintain accountability to our shareholders.
•

Performance goals. A significant portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are earned upon the attainment of pre-established financial goals. These goals are tied directly to the Company’s measurable performance and designed to align the interests of our executives with those of our shareholders. All goals reflected growth over prior year performance.

•

Risk oversight. Our Compensation Committee oversees and periodically assesses the risks associated with our compensation structure, program and practices to ensure they do not encourage excessive risk-taking.

•

Authority to engage independent consultants. Our Compensation Committee has the authority to engage its own independent compensation consultants, legal counsel or other advisers to assist in designing and assessing our executive compensation program and pay practices. For fiscal year 2020, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant.

•

Prohibition on speculative trading. Board members, officers and employees are prohibited under the Company’s insider trading policy from engaging in short-term or speculative transactions in our Company’s shares.  This includes a prohibition on pledging and hedging transactions.

Base Salary

Salary levels are considered annually as part of our Compensation Committee’s performance review process. Fiscal year 2020 salaries were increased by an average of 8.9% from fiscal year 2019 levels, although the CEO was not provided a salary increase in fiscal year 2020 because his salary was viewed as competitive following the increase in fiscal year 2019. In May 2019 our Compensation Committee approved the cash base salary component of the fiscal year 2020 executive compensation program. Fiscal year 2020 base salaries were as follows:

•	John R. Frantz - $675,000
•	James R. Arnold - $500,000
•	David A. Metcalfe - $475,000
•	Jeffrey D. Linton - $385,000

Cash Bonuses

In May 2019, our Compensation Committee approved the cash incentive bonus compensation component of the fiscal year 2020 executive compensation program based on two performance measures, Revenue and Non-GAAP EPS. In addition, during the second half of fiscal year 2020, the Compensation Committee approved a special one-time supplemental cash bonus opportunity based on a single performance measure, Adjusted EBITDA.  For a reconciliation of non-GAAP performance measures to the more directly comparable GAAP measures, see the section below captioned “Non-GAAP Financial Measure Reconciliation.” The cash incentive bonus program and the special, one-time supplemental cash bonus opportunity are discussed separately below under the headings “Cash Incentive Bonus Program – Based on Revenue and Non-GAAP EPS Performance Measures” and “Special Supplemental Cash Bonus Opportunity – Based on Adjusted EBITDA Performance Measure”.

Cash Incentive Bonus Program – Based on Revenue and Non-GAAP EPS Performance Measures:

Bonus Metrics and Goals

Under our fiscal year 2020 executive compensation program cash incentive bonus program, each of our NEOs was eligible for a cash incentive bonus based on two performance measures, weighted equally: (i) Revenue for fiscal year 2020, and (ii) Non-GAAP EPS for fiscal year 2020. The metrics are the same as in fiscal year 2019 and were used because the Company believes that it is critical to both increase top-line contribution and that the revenue should be profitable for shareholders.  These annual performance metrics are the same measures of financial performance that the Company reports to its shareholders on a quarterly basis, except that all expenses and dilutive shares associated with acquisitions or divestitures that close during the fiscal year are not included in the calculation of these performance measures for purposes of executive compensation.  These performance measures recognize success on execution of our business plan, which is focused on increasing long-term revenue growth and operating margin, and which we believe will create long-term value for our shareholders.

The following table sets forth the potential cash incentive bonuses payable to each of our NEOs under the fiscal year 2020 executive compensation program. Mr. Frantz’s target cash bonus opportunity level for fiscal year 2020 remained at the same level as in fiscal year 2019, 110% of base salary.  Mr. Arnold’s target cash bonus opportunity level increased from 70% of base salary in fiscal year 2019 to 80% of base salary in fiscal year 2020 as a result of his leadership and contribution to the Company’s results.  Mr. Metcalfe’s target cash bonus opportunity level increased from 70% of base salary in fiscal year 2019 to 75% of base salary in fiscal year 2020 to increase the emphasis on performance-based incentives for the critical Chief Technology Officer position.  Mr. Linton’s target cash bonus opportunity level for fiscal year 2020 remained at the same level as in fiscal year 2019, 70%.

Name	Target Cash Bonus as % of Base Salary	Target Cash Bonus Amount
Rusty Frantz	110%	$742,500
James R. Arnold	80%	400,000
David A. Metcalfe	75%	356,250
Jeffrey D. Linton	70%	269,500

For each of our executive officers, (i) 50% of the potential cash incentive bonus was based on the Revenue performance measure, and (ii) 50% of the potential cash incentive bonus was based on the Non-GAAP EPS performance measure. They are weighted equally because they are viewed as equally important.  Each executive officer was able to earn 100% of their bonus target relating to Revenue for achieving $560.1 million of annual revenue. The Revenue goal was based on the annual budget, which includes the Company’s transformation strategy. The plan pays 100% of the target bonus relating to the Non-GAAP EPS performance measure for achieving $0.90 in Non-GAAP EPS, which was viewed as quite challenging as the Company works to shift its business mix while investing in future growth opportunities.  Both goals reflected growth over fiscal year 2019 performance.

The table below depicts the performance schedule and payout range of the Revenue and Non-GAAP EPS performance measures for the fiscal year 2020 cash incentive bonus program.

					Corresponding Payout
			Performance Schedule		Range (% of Target)
	Weight	Thresh.	Goal	Max.	Thresh.	Goal	Max.
Revenue ($M)	50%	$540.7	$560.1	$571.3	0%	100%	150%
Non-GAAP EPS	50%	$0.853	$0.900	$0.945	0%	100%	150%

Outcomes

Cash incentives that could be earned in fiscal year 2020 were calculated according to formula-based outcomes based on pre-established goals that had been established by the Compensation Committee in May 2019. Our Revenue for fiscal year 2020 was $540.2 million, compared with $529.2 million for fiscal year 2019. Our Non-GAAP EPS for fiscal year 2020, adjusted to exclude the effect of acquisitions closed during fiscal year 2020, was $0.83, compared to $0.86 for fiscal year 2019. This modest EPS decrease was partly due to the business slowdown associated with the COVID-19 pandemic in the final month of the fiscal year.  Accordingly, the Revenue performance measure did not reach the minimum threshold and achieved a payout level of 0%, and the adjusted Non-GAAP EPS performance measure achieved a payout level of 59%.  Based on the combined achievements of the performance measures, the NEOs earned cash incentive bonus payments at 29.5% of the applicable combined target levels. These bonus payment amounts, as a percentage of their target amounts, were significantly lower than the cash bonus payment amounts for the previous year, which were paid at 62.1% of target. The NEO bonuses were also lower as a percent of target than the non-NEO employee bonus pool, which was funded at 55.1% of target.

The cash incentive bonus payment outcomes for our NEOs are set forth in the table below.

Name	Target Cash Bonus	Cash Bonus Earned
Rusty Frantz	$742,500	$219,038
James R. Arnold	400,000	118,000
David A. Metcalfe	356,250	105,094
Jeffrey D. Linton	269,500	79,503

In deciding upon the NEOs’ cash bonus payments, the Compensation Committee considered the cost of a supplemental broad-based bonus payment that the Company had made to its non-NEO employees under a separate non-NEO employee cash bonus plan.  EPS is one of the performance measures under the non-NEO employees’ bonus plan.  The COVID-19 pandemic and associated government mandates resulted in quantifiable reduced purchasing activity by our clients, resulting in lower EPS. Some significant transactions that we anticipated to close within the final weeks of fiscal year 2020 (i.e., in March 2020) were delayed as these clients perceived the need to defer purchasing decisions until more clarity emerged concerning the pandemic and government mandates to delay non-essential medical procedures.  The Company identified at least $2.9 million of revenue, which would have contributed operating income of roughly $2.35 million and EPS of $0.028, that was delayed as a result of the COVID-19 pandemic in March 2020, the final month of fiscal year 2020.  This reduction in EPS resulted in lower formulaic bonus amounts for the Company’s non-NEO employees. However, the Company decided to give the non-NEO employees a supplemental bonus to partially offset the effect on their formulaic bonus payments of the EPS lost due to the COVID-19 pandemic (the NEOs did not participate in the supplemental bonus related to the COVID-19 pandemic). The Company awarded this supplemental bonus to the non-NEO employees in order to avoid penalizing them for an unforeseen event out of their control and unrelated to their efforts.  This resulted in overall non-NEO employee bonus payments at 55.1% of target (the NEOs were paid bonuses at 29.5% of target).  The Compensation Committee exercised its discretion to exclude the costs of the supplemental, broad-based non-NEO employee bonus payments from the EPS amount used to calculate bonuses for the NEOs.  Accordingly, the NEO bonuses were earned based on revenue and EPS without any adjustment for the effect of the COVID-19 pandemic, other than adding back the costs associated with the supplemental non-NEO employee bonus pool to the NEO bonus plan EPS.  The Compensation Committee did not partially offset the bonus calculation for the NEOs by giving credit for EPS delayed due to the COVID-19 pandemic because the NEOs were viewed as accountable to shareholders for all results, even if outside of their control.

Special Supplemental Cash Bonus Opportunity – Based on Adjusted EBITDA Performance Measure:

In addition to the fiscal year 2020 cash incentive bonus program described above, during the second half of fiscal year 2020, the Compensation Committee approved a special, one-time supplemental cash bonus opportunity for the NEOs.  The performance measure for this supplemental cash bonus opportunity is Non-GAAP income before provision for income taxes, less interest income, plus interest expense, excluding amortization of deferred debt issuance cost, less net other income, plus depreciation, and plus amortization of capitalized software costs, adjusted for expected EBITDA from acquisitions closed during fiscal year 2020 (“Adjusted EBITDA”). Adjusted EBITDA is viewed as a key metric for operating health and a driver of shareholder value of a software and services company, and this special bonus was created to drive both top-line growth and cost containment.

Goals

The fiscal year 2020 Adjusted EBITDA goal for this special, one-time supplemental cash bonus opportunity was $97.3 million.  Achievement of 100% of the $97.3 million goal results in payment of 100% of the target amounts in the table below.  The threshold for payment of any supplemental cash bonus amount is achievement of 90% of the fiscal year Adjusted EBITDA amount ($87.6 million).  There was no ability to earn above the target level and the differences in the opportunity reflected the Compensation Committee’s view of each NEO’s importance and contribution to generating EBITDA as well as their role on the leadership team.  The supplemental Adjusted EBITDA bonus opportunity was expressed as a dollar value, rather than a percent of salary, as set forth in the table below:

Name	Target Supplemental Cash Bonus Amount
Rusty Frantz	$125,000
James R. Arnold	75,000
David A. Metcalfe	75,000
Jeffrey D. Linton	50,000

Outcomes

Fiscal year 2020 Adjusted EBITDA was $97.3 million, which was equal to the $97.3 million goal.  Accordingly, the NEOs earned the supplemental bonus opportunity at 100% of target, in the amounts set forth in the table below.  However, the Compensation Committee deferred payment of these amounts until a later date, as an encouragement to accelerate to a positive free cash flow position.  At the time of this proxy statement, these amounts have not yet been paid.

Name	Supplemental Cash Bonus Amount Earned
Rusty Frantz	$125,000
James R. Arnold	75,000
David A. Metcalfe	75,000
Jeffrey D. Linton	50,000

Equity Compensation

Equity-based compensation aligns the interests of our management team with those of our shareholders by encouraging long-term performance. During the second half of fiscal year 2020, following its assessment of our executive compensation program and competitive market practice, the Compensation Committee approved the equity component of our fiscal year 2020 executive compensation program. The Compensation Committee granted our NEOs equity awards in the form of (i) of restricted stock awards (“RSAs”), with strictly time-based vesting, and (ii) performance stock units (“PSUs”), with three-year cliff vesting dependent on long-term performance criteria including fiscal year 2021 and fiscal year 2022 revenue performance as modified by three-year total shareholder return.  These awards were granted in December 2019 to Messrs. Arnold, Metcalfe, and Linton, and in January 2020 to Mr. Frantz.  The RSAs align our NEOs to our shareholders’ interests and foster our NEOs’ long-term retention.  The PSUs, with their performance-based three-year vesting features based on fiscal year 2021 and 2022 revenue and modified by three-year total shareholder return, provide an incentive to execute on the Company’s long-term strategy in a manner that drives total shareholder return. Multi-year vesting schedules create incentives for our NEOs to sustain performance over the long term and to encourage retention as the Company executes its new business strategy. We anticipate continuing this second half of the fiscal year timing pattern for our fiscal year 2021 executive equity awards, which we anticipate making in late calendar year 2020.

Restricted Stock Awards

Under our fiscal year 2020 executive compensation program, the restricted stock awards made in December 2019 to Messrs. Arnold, Metcalfe, and Linton, and in January 2020 to Mr. Frantz, vest over three years from December 26, 2019 in semi-annual increments as follows: 16.66% vest at 6 months; 16.66% vest at 12 months; 16.66% vest at 18 months; 16.66% vest at 24 months; 16.66% vest at 30 months; and 16.7% vest at 36 months, subject to continued service through each vesting date. The number of shares of restricted stock granted to each NEO under the fiscal year 2020 executive compensation program is set forth in the table below:

Name	RSAs	Stock Price*	Aggregate Grant Value*
Rusty Frantz	236,230	$16.31	$3,852,911
James R. Arnold	65,360	$16.31	$1,066,022
David A. Metcalfe	51,442	$16.31	$839,019
Jeffrey D. Linton	33,293	$16.31	$543,009

*	The aggregate grant value for the NEOs was calculated based on the closing market price of the Company’s common stock on December 26, 2019.

Performance Stock Units

Under our fiscal year 2020 executive compensation program, the PSUs awarded in December 2019 to Messrs. Arnold, Metcalfe, and Linton, and in January 2020 to Mr. Frantz, vest only in the event certain performance goals are achieved and there is continuous service through the date the goals are certified. Approximately 80% of the performance stock units are tied to the Company’s fiscal year 2021 revenue goal and 20% are tied to the Company’s fiscal year 2022 revenue goal. Performance stock unit awards funded for fiscal year 2021 and fiscal year 2022 revenue performance are then subject to modification for cumulative three-year total shareholder return (“TSR”) on the three-year grant anniversary, which is also the cliff vest date. The number of shares to be issued may vary between 42.5% and 172.5% of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved.  The PSU revenue goals reflect growth over fiscal year 2020 revenue.

The goals used for the PSUs are different from the goals used for the cash bonus program because the Company desires to focus management’s short-term incentives on both growth and on cost containment, while it wants to focus long-term rewards on revenue growth that drives total shareholder return.  The goals used for the PSUs emphasize the Company’s long-term strategic plan and require robust ongoing growth to be achieved.

Name	PSUs (target number)	Per Share Grant Date Fair Value	Aggregate Grant Date Fair Value*
Rusty Frantz	119,559	$14.92	$1,783,820
James R. Arnold	51,503	$16.84	$867,311
David A. Metcalfe	39,547	$16.84	$665,971
Jeffrey D. Linton	23,912	$16.84	$402,678

*

The aggregate grant date fair value for the NEOs was estimated using a Monte Carlo-based valuation model for the awards based on total shareholder return and using a probability-adjusted achievement rate of the applicable targets combined with the market price of the Company’s common stock on the respective grant date for each NEO.

Non-GAAP Financial Measure Reconciliation

Under our fiscal year 2020 executive compensation program, the cash incentive bonus performance measures are Revenue and Non-GAAP EPS. These performance measures recognize both long-term value creation and short-term success on execution of our business plan. For these reasons, we believe these are appropriate performance measures for our executive cash incentive bonus plan.

Non-GAAP EPS is a non-GAAP (Generally Accepted Accounting Principles) performance measure. A reconciliation of this performance measure to its most directly comparable financial measures prepared in accordance with GAAP is provided below. A presentation of our reconciliation of non-GAAP performance measures with their most directly comparable GAAP financial measures is also available in our press release issued on June 1, 2020 and attached as an exhibit to our current report on Form 8-K filed with the SEC on June 1, 2020.

Non-GAAP financial measures are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for United States GAAP. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than we do, which limits comparability between companies. We believe that our presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding our financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We calculate non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes.  We utilize a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations.

The normalized non-GAAP tax rate applied to each quarter of fiscal year 2020 was 22.0%. The normalized non-GAAP tax rate expected to be applied to each quarter of fiscal year 2021 is 20.0%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

Reconciliation of Non-GAAP EPS with GAAP financial measures (in thousands, except per share data)

	Fiscal Year Ended March 31,
	2020	2019
Income before provision for income taxes - GAAP	$4,259	$29,288
Non-GAAP adjustments:
Acquisition costs, net	2,112	3,068
Amortization of acquired intangible assets	22,536	21,496
Amortization of deferred debt issuance costs	710	710
Impairment of assets	12,571	—
Restructuring costs	2,505	640
Securities litigation defense costs and settlement, net of insurance	2,426	(5,205)
Share-based compensation	19,694	16,102
Other non-run-rate expenses*	3,226	5,471
Total adjustments to GAAP income before provision for income taxes:	65,780	42,282
Income before provision for income taxes – Non-GAAP	70,039	71,570
Provision for income taxes	15,409	15,745
Net income - Non-GAAP	$54,630	$55,825
Diluted net income per share - Non-GAAP	$0.83	$0.86
Weighted-average shares outstanding (diluted):	65,612	64,600

*

Other non-run-rate expenses for the year ended March 31, 2020 consist primarily of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan, professional services costs not related to core operations, and incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic.  Other non-run-rate expenses for the fiscal year ended March 31, 2019 consist primarily of severance and other employee-related costs and professional services costs not related to core operations.

The potential payout of the special, one-time supplemental cash bonus is based on fiscal year 2020 Adjusted EBITDA, adjusted to exclude the effect of acquisitions closed during fiscal year 2020. Adjusted EBITDA is a non-GAAP performance measure and is calculated as Non-GAAP income before provision for income taxes, less interest income, plus interest expense, excluding amortization of deferred debt issuance cost, less net other income, plus depreciation, and plus amortization of capitalized software costs, adjusted for expected EBITDA from acquisitions closed during fiscal year 2020. A reconciliation of this performance measure to its most directly comparable financial measures prepared in accordance with GAAP is provided below.

Fiscal Year Ended March 31, 2020
Income before provision for income taxes – Non-GAAP (from above)	$70,039
Interest income	(256)
Interest expense*	1,245
Other income, net	(846)
Depreciation	8,172
Amortization of capitalized software costs	17,085
Total adjusted EBITDA**	$95,439

*	Excluding $710 amortization of deferred debt issuance costs, which is already excluded from Non-GAAP income before provision for income taxes
**

For the purposes of calculating the achievement rate of the special supplemental cash bonus opportunity, adjusted EBITDA was adjusted for expected EBITDA from acquisitions closed during fiscal year 2020. Total adjusted EBITDA as presented in the table has not been adjusted for the effect of acquisitions closed during fiscal year 2020.

Other Executive Compensation Matters

Separation, Termination, and Change of Control Payments

The Company has an employment agreement with Mr. Frantz effective July 1, 2015.  The term of the employment is “at will.”  During fiscal year 2019, we executed an addendum to Mr. Frantz’s employment agreement effective January 22, 2019, pursuant to which he will be provided with certain severance benefits and other benefits, under certain circumstances, if the Company terminates Mr. Frantz’s employment without “cause” or if Mr. Frantz resigns from employment for “good reason,” and in each case outside of the period commencing two months prior to and ending 18 months following a “change of control”.

We have also entered into change of control severance agreements with Mr. Frantz and with our other NEOs that take effect if the Company terminates the NEO’s employment without “cause” or if the NEO resigns from employment for “good reason,” and in each case within two months prior to and ending 18 months following a “change of control”.  Also, the equity awards to our NEOs have various vesting acceleration provisions that may be triggered in the event of a qualifying termination of employment and/or a change in control.

For additional details concerning these matters, please see the section of this proxy statement captioned “Potential Payments Upon Termination of Employment or Change-in-Control”.

Other Benefits

We have a 401(k) plan available to substantially all of our employees. Participating employees may defer each year up to the limit set in the Internal Revenue Code of 1986, as amended (the “Code”). The annual company contribution is determined by a formula set by our Board and may include matching and/or discretionary contributions. Matching contributions for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year Ended March 31, 2020.

We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table for Fiscal Year ended March 31, 2020.

These retirement plans may be amended or discontinued at the discretion of our Board.

Perquisites and Other Personal Benefits

We do not provide meaningful perquisites to our NEOs, other than gym membership reimbursement and an allowance to our Chief Financial Officer, pursuant to his employment offer letter, for a corporate apartment that is shared with another member of our leadership team, as detailed in the Summary Compensation Table for Fiscal Year Ended March 31, 2020. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

Executive Stock Ownership Policy

Our executive stock ownership policy requires all executive officers to acquire within five years, and retain for the full duration of their tenure as executive officers, shares of the Company’s common stock with a value of at least six times annual base salary for our Chief Executive Officer and two times annual base salary for our other executive officers. Executive officers who have not achieved the policy requirements within five years are required to hold all of their after-tax profit shares acquired upon option exercises or the vesting of other equity awards until they achieve compliance.

Insider Trading Policy

We have an insider trading policy that prohibits Board members, officers and employees from transacting in our Company's shares while in the possession of material nonpublic information.  Our policy also prohibits these individuals from engaging in short-term or speculative transactions in our Company’s shares, including short sales, publicly traded options, hedging transactions, holding Company shares in a margin account, pledging Company shares as collateral and standing and limit orders.

Clawback Policy for Compensation Recovery

We have an executive compensation recovery policy that claws back cash and equity incentive compensation awarded to an executive officer if the result of a performance measure upon which such award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. If the result of a performance measure was considered in determining the award, but the award was not made on a formulaic basis, the Compensation Committee will determine the appropriate amount of the recovery. In addition, the Compensation Committee has the authority to recover cash and equity incentive compensation if an executive officer engaged in intentional misconduct that contributed to an award of incentive compensation that was greater than would have been awarded in the absence of such misconduct.  The purpose of this policy is to ensure that actual awards earned match actual performance achieved.

Tax Implications – Deductibility of Executive Compensation

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer and each of its other three highest compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Accounting Implications - Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with Accounting Standard Codification Topic 718, Compensation-Stock Compensation. For further information regarding our accounting for stock-based payments, refer to Note 14 to the Financial Statements contained in our Form 10-K for the fiscal year ended March 31, 2020.

for which authority to vote has not been withheld, in accordance with the instruction of the Board of Directors or an authorized committee thereof. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Continued and to be signed on reverse side for which authority to vote has not been withheld, in accordance with the instruction of the Board of Directors or an authorized committee thereof. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Continued and to be signed on reverse side

Summary Compensation Table for Fiscal Year Ended March 31, 2020

The following table provides certain summary information concerning the compensation for the fiscal years ended March 31, 2020, 2019 and 2018 for the individuals who served as our principal executive officer (i.e., Mr. Frantz), our principal financial officer (i.e., Mr. Arnold), and the other individuals who were serving as executive officers at the end of fiscal year 2020 (i.e., Messrs. Metcalfe and Linton) (collectively, the “NEOs”). These are the only four individuals who have been executive officers and NEOs during our fiscal year 2020.  Our executive compensation disclosure in this proxy statement includes all of our NEOs for fiscal year 2020. No executive officers who would otherwise have been includable in the table on the basis of total compensation for fiscal year 2020 have been excluded by reason of their termination of employment or change in officer status during that year.

Name and Title	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Rusty Frantz
President and Chief Executive	2020	$675,022	$—	$5,261,126	$—	$344,038	$—	$26,681	$6,306,867
Officer	2019	675,013	—	5,669,504	—	461,093	—	28,346	6,833,956
	2018	629,545	—	—	2,469,740	590,190	—	63,364	3,752,839
James R. Arnold, Jr.
Executive Vice President and	2020	498,862	—	1,933,332	—	193,000	—	61,870	2,687,064
Chief Financial Officer	2019	440,008	—	1,676,017	—	191,268	—	63,198	2,370,491
	2018	412,005	—	—	939,575	236,076	—	63,142	1,650,798
David A. Metcalfe
Executive Vice President and	2020	468,403	—	1,504,991	—	180,094	—	19,295	2,172,783
Chief Technology Officer	2019	425,005	—	1,287,458	—	184,748	—	18,446	1,915,657
	2018	412,005	—	—	751,660	236,076	—	54,589	1,454,330
Jeffrey D. Linton
Executive Vice President,	2020	380,383	—	945,687	—	129,503	—	16,733	1,472,306
General Counsel and	2019	347,312	—	781,056	—	152,145	—	17,383	1,297,896
Secretary	2018	115,547	—	—	724,815	50,137	—	3,154	893,653

(1)

The amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The grant date fair value of the PSUs granted in fiscal year 2020 was estimated based on a probability-adjusted achievement rate of fiscal year 2021 and fiscal year 2022 revenue performance targets combined with a modifier based on cumulative 3-year total shareholder return on the three-year grant anniversary, which is also the cliff vest date. The grant date fair value of the PSUs granted in fiscal year 2020 that vest based on the performance goals was determined utilizing a Monte Carlo simulation using the assumptions in the table below:

Grant Date	December 26, 2019	January 27, 2020
Expected term	3.0 years	2.9 years
Expected volatility	38.4%	39.0%
Expected dividends	—%	—%
Risk-free rate	1.64%	1.40%

See Note 14 of our audited financial statements for the fiscal year ended March 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on June 1, 2020, for additional assumptions used in calculating the amounts on the Stock Awards and Option Awards columns.

Amounts shown in the Stock Awards column for fiscal year 2020 include the grant date fair value of the PSUs granted in fiscal year 2020 based on the probable outcome of the applicable performance conditions, assuming a 100% achievement rate, as of the grant date. These values and the value of the PSUs assuming maximum achievement of the performance conditions are set forth in the table below:

Name	Grant Date Fair Value Assuming Probable Achievement ($)	Grant Date Fair Value Assuming Maximum Achievement ($)
Rusty Franz	$1,783,820	$3,077,086
James R. Arnold, Jr.	867,311	1,496,116
David A. Metcalfe	665,971	1,148,808
Jeffrey D. Linton	402,678	694,616

(2)	The amounts reflected in this column represent the amount earned as cash incentive compensation in the fiscal year.
(3)	No amounts are included in this column as earnings are not considered above-market or preferential.
(4)

The amounts reflected in this column represent our Company’s contributions to the 401(k) plan, health savings account, long-term disability insurance, gym membership reimbursement and for Mr. Frantz, the nonqualified deferred compensation plan. The 401(k) plan contribution amounts for fiscal year 2020 were: Mr. Frantz - $6,361; Mr. Arnold - $10,153; Mr. Metcalfe - $8,525; Mr. Linton - $8,663. The health savings account Company contribution amounts for fiscal year 2020 were: Mr. Frantz - $1,375; Mr. Arnold - $1,000; Mr. Metcalfe - $0; Mr. Linton - $1,500. The long-term disability insurance Company contribution amounts for fiscal year 2020 were: Mr. Frantz - $7,584; Mr. Arnold - $9,752 Mr. Metcalfe - $9,068; Mr. Linton - $6,570. Gym membership reimbursement amounts for fiscal year 2020 were:  Mr. Frantz - $0; Mr. Arnold - $554; Mr. Metcalfe - $1,702; Mr. Linton - $0. The deferred compensation plan Company contribution amount for fiscal year 2020 for Mr. Frantz was $11,361. In addition, the amount reflected in this column for Mr. Arnold includes $40,412 in reimbursement in fiscal year 2020 for a corporate apartment, as provided for in Mr. Arnold’s employment arrangement, which Mr. Arnold shares with another member of our leadership team.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2020

The following table sets forth information regarding plan-based awards granted to our NEOs during the fiscal year ended March 31, 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
Name	Grant Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold Performance Shares (3)	Target Performance Shares (3)	Maximum Performance Shares (3)	Shares or Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards	and Option Awards (4)
Rusty Frantz	01/27/20	$—	$742,500	$ 1,113,750	50,813	119,559	206,2239	—	—	—	$1,783,820
	01/27/20	—	—	—	—	—	—	236,230	—	—	3,477,306
James R. Arnold, Jr.	12/26/19	—	400,000	600,000	21,889	51,503	88,843	—	—	—	867,311
	12/26/19	—	—	—	—	—	—	65,360	—	—	1,066,022
David A. Metcalfe	12/26/19	—	356,250	446,250	16,807	39,547	68,219	—	—	—	665,971
	12/26/19	—	—	—	—	—	—	51,442	—	—	839,019
Jeffrey D. Linton	12/26/19	—	269,500	404,250	10,163	23,912	41,248	—	—	—	402,678
	12/26/19	—	—	—	—	—	—	33,293	—	—	543,009

(1)

Amounts in these columns represents threshold, target, and maximum cash or share incentive awards possible based on fiscal year 2020 performance under our fiscal year 2020 cash incentive program and the PSUs granted in fiscal year 2020 as described in the “Compensation Discussion and Analysis” section of this proxy statement. The actual cash incentive compensation paid is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	All equity grants in fiscal year 2020 were made under our Amended 2015 Equity Incentive Plan.
(3)

The amounts set forth in these columns reflect the threshold, target and maximum number of shares that could be issued under the PSUs granted in fiscal year 2020, which may be earned based on the Company’s three-year TSR and fiscal year 2021 and 2022 revenue.

(4)

The amounts set forth in this column reflects the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The grant date fair value of the PSUs granted in fiscal year 2020 was estimated based on a probability-adjusted achievement rate of fiscal year 2021 and fiscal year 2022 revenue performance targets combined with a modifier based on cumulative 3-year total shareholder return on the three-year grant anniversary, which is also the cliff vest date. The grant date fair value of the PSUs granted in fiscal year 2020 that vest based on the performance goals was determined utilizing a Monte Carlo simulation using the assumptions in the table below:

Grant Date	December 26, 2019	January 27, 2020
Expected term	3.0 years	2.9 years
Expected volatility	38.4%	39.0%
Expected dividends	—%	—%
Risk-free rate	1.64%	1.40%

For PSUs, the amount shown is based on the probable outcome of the applicable performance goals as of the grant date.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2020

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)
Rusty Frantz	120,000	30,000	(1)	—	$ 12.80	08/17/23	—		$—	—		$—
	225,000	75,000	(2)	—	12.93	05/24/24	—		—	—		—
	60,000	40,000	(3)	—	12.71	05/31/24	—		—	—		—
	230,000	230,000	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	16,250	(6)	169,650	—		—
	—	—		—	—	—	8,750	(7)	91,350	—		—
	—	—		—	—	—	133,000	(8)	1,388,520	—		—
	—	—		—	—	—	236,230	(9)	2,466,241	—		—
	—	—		—	—	—	—		—	16,650	(12)	173,826
	—	—		—	—	—	—		—	16,650	(13)	173,826
	—	—		—	—	—	—		—	35,000	(14)	365,400
	—	—		—	—	—	—		—	119,559	(15)	1,248,196
James R. Arnold, Jr.	250,000	—		—	15.60	03/01/24	—		—	—		—
	87,500	87,500	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	13,000	(6)	135,720	—		—
	—	—		—	—	—	7,000	(7)	73,080	—		—
	—	—		—	—	—	32,250	(8)	336,690	—		—
	—	—		—	—	—	65,360	(10)	682,358	—		—
	—	—		—	—	—	—		—	7,150	(12)	74,646
	—	—		—	—	—	—		—	7,150	(13)	74,646
	—	—		—	—	—	—		—	15,100	(14)	157,644
	—	—		—	—	—	—		—	51,503	(16)	537,691
David A. Metcalfe	200,000	—		—	14.20	02/01/24	—		—	—		—
	70,000	70,000	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	8,395	(6)	87,644	—		—
	—	—		—	—	—	4,250	(7)	41,189	—		—
	—	—		—	—	—	24,750	(8)	258,390	—		—
							51,442	(10)	537,054	—		—
	—	—		—	—	—	—		—	5,500	(12)	57,420
	—	—		—	—	—	—		—	5,500	(13)	57,420
	—	—		—	—	—	—		—	11,600	(14)	121,104
	—	—		—	—	—	—		—	39,547	(16)	412,871
Jeffrey D. Linton	67,500	67,500	(5)	—	14.38	12/04/25	—		—	—		—
	—	—		—	—	—	15,000	(8)	156,600	—		—
	—	—		—	—	—	33,293	(11)	347,579	—		—
	—	—		—	—	—	—		—	3,350	(12)	34,974
	—	—		—	—	—	—		—	3,350	(13)	34,974
	—	—		—	—	—	—		—	7,000	(14)	73,080
	—	—		—	—	—	—		—	23,912	(16)	249,641

(1)

Option was granted August 17, 2015 and vests in five equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on July 1, 2020.

(2)

Option was granted May 24, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on May 24, 2020.

(3)

Option was granted May 31, 2016 and vests in five equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on May 31, 2020 and May 31, 2021.

(4)

Option was granted October 31, 2017 and vests in four equal, annual installments commencing one year after the grant date.  Accordingly, the remaining unexercisable shares are scheduled to vest on October 31, 2020 and October 31, 2021.

(5)

Option was granted December 4, 2017 and vests in four equal, annual installments commencing on one year after the grant date.  Accordingly, the remaining unexercisable shares are schedule to vest on December 4, 2020 and December 4, 2021.

(6)

Restricted stock award was granted December 29, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unvested shares are scheduled to vest on December 29, 2020.

(7)

Performance stock award was granted December 29, 2016 and vests in four equal, annual installments commencing one year after the grant date, subject in each case to the executive officer’s continued service and the Company sustaining a stock price of at least $15 for at least 120 consecutive calendar days, which the Company achieved during fiscal year 2018.

(8)

Restricted stock award was granted October 23, 2018. These shares of restricted stock vest over four years from the date of grant in semi-annual increments as follows: 15% vest at 6 months; 15% vest at 12 months; 15% vest at 18 months; 15% vest at 24 months; 15% vest at 30 months, 15% vest at 36 months; 5% vest at 42 months; and 5% vest at 48 months.

(9)

Restricted stock award was granted January 27, 2020. These shares of restricted stock vest over three years from December 26, 2019 in semi-annual increments as follows: 16.66% vest at 6 months; 16.66% vest at 12 months; 16.66% vest at 18 months; 16.66% vest at 24 months; 16.66% vest at 30 months and 16.70% vest at 36 months.

(10)

Restricted stock award was granted December 26, 2019. These shares of restricted stock vest over three years from the date of grant in semi-annual increments as follows: 16.66% vest at 6 months; 16.66% vest at 12 months; 16.66% vest at 18 months; 16.66% vest at 24 months; 16.66% vest at 30 months and 16.70% vest at 36 months.

(11)

Restricted stock award was granted October 23, 2018. These shares vest in four equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on October 23, 2020, October 23, 2021 and October 23, 2022.

(12)

Represent performance stock unit awards granted on October 23, 2018, which are tied to the Company’s fiscal year 2021 adjusted revenues. The number of shares to be issued may vary between fifty percent and two hundred percent of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes the attainment of the goals at threshold or fifty percent, based on the Company’s below-threshold achievement of adjusted revenues for fiscal year 2020.

(13)

Represent performance stock unit awards granted on October 23, 2018, which are tied to the Company’s fiscal year 2021 adjusted EPS goals. The number of shares to be issued may vary between fifty percent and two hundred percent of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes the attainment of the goals at threshold or fifty percent, based on the Company’s below-threshold achievement of adjusted EPS for fiscal year 2020.

(14)

Represent performance stock unit awards granted on October 23, 2018, which are tied to the Company’s cumulative 3-year TSR goals. The number of shares to be issued may vary between fifty percent and two hundred percent of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes the attainment of the goals at target or one hundred percent, based on the Company’s fiscal year 2020 TSR, which fell between threshold and target.

(15)

Represent performance stock unit awards granted on January 27, 2020, which are tied to the Company’s fiscal year 2021 and 2022 revenues and modified for cumulative 3-year total shareholder returns on the three-year anniversary. The number of shares to be issued may vary between 42.5% and 172.5% of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes the attainment of the goals at 100% achievement of revenue and cumulative 3-year total shareholder return targets.

(16)

Represent performance stock unit awards granted on December 26, 2019, which are tied to the Company’s fiscal year 2021 and 2022 revenues and modified for cumulative 3-year TSR on the three-year anniversary. The number of shares to be issued may vary between 42.5% and 172.5% of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes the attainment of the goals at 100% achievement of revenue and cumulative 3-year total shareholder return targets.

(17)	Calculated by multiplying $10.44, the closing price of a share of our common stock on March 31, 2020, the last trading day of the fiscal year, by the number of unvested shares subject to the award.

Option Exercises and Stock Vested During Fiscal Year Ended March 31, 2020

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2020 for our NEOs. Value realized on exercise is based on the difference between the per share exercise price and the closing sale price of a share of our common stock on the exercise date.  The value realized on vesting of stock awards is based on the closing sale price of a share of common stock on the vesting date.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rusty Frantz	—	$—	82,000	$1,343,270
James R. Arnold, Jr.	—	—	30,750	488,555
David A. Metcalfe	—	—	21,167	336,369
Jeffrey D. Linton	—	—	5,000	79,700

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of any NEO.

Nonqualified Deferred Compensation for Fiscal Year Ended March 31, 2020

The following table sets forth information regarding our defined contribution or other plan that provides for the deferral of compensation for any NEO on a basis that is not tax-qualified. Participating employees may defer between 5% and 50% of their compensation per plan year. In addition, we may, but are not required to, make contributions into the deferral plan on behalf of participating employees. Each employee’s deferrals together with earnings thereon are accrued as part of the long-term liabilities of our company. Investment decisions are made by each participating employee from a family of mutual funds. To offset this liability, we have purchased life insurance policies on some of our participants. We are the owner and beneficiary of the policies and the cash values are intended to produce cash needed to help make the benefit payments to employees when they retire or otherwise leave our company. Distributions will be paid out to participants either upon retirement, death, termination of employment or upon termination of the nonqualified deferred compensation plan. Distribution will generally equal the deferral amount plus or minus earnings or losses and will be in the form of a lump sum of five annual installments as elected by the participant should the account balance exceed $25,000.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Rusty Frantz	$98,424	$11,361	$(4,416)	$—	$491,459
James R. Arnold, Jr.	—	—	—	—	—
David A. Metcalfe	—	—	—	—	—
Jeffrey D. Linton	—	—	—	—	—

(1)

Represents amounts the NEO elected to defer in fiscal year 2020, which are deferred from compensation earned in fiscal year 2020 and therefore reported in the appropriate columns in the Summary Compensation Table.

(2)

Represents amounts credited in fiscal year 2020 as Company contributions to the deferred compensation plan and are also reported in the “All Other Compensation” column in the Summary Compensation Table.

(3)	These amounts do not represent above-market earnings and are therefore not reported in the Summary Compensation Table.
(4)	$22,845 of this amount was previously reported as compensation for Mr. Frantz in the Summary Compensation Table for fiscal years prior to fiscal year 2019.

Potential Payments Upon Termination of Employment or Change-in-Control

The following discussion describes and illustrates potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2020 termination date.

CEO Executive Employment Agreement Addendum – Rusty Frantz – Severance Benefits Outside Change of Control

Effective January 22, 2019, the Company and Mr. Frantz entered into an addendum of Mr. Frantz’s employment agreement effective July 1, 2015.  The addendum provides Mr. Frantz with certain severance benefits, under certain circumstances, in the event that his employment is terminated outside the context of a “change of control” of the Company. Under the terms of the addendum, if the Company terminates Mr. Frantz’s employment without “cause” or if Mr. Frantz resigns from employment for “good reason,” and in each case such termination does not occur during the period commencing two months prior to and ending 18 months following a “change of control”, then subject to Mr. Frantz signing a release and various other customary conditions, Mr. Frantz will receive the following:

•

Accrued compensation, including all accrued but unpaid vacation, expense reimbursements, wages, earned but unpaid cash bonus for any completed performance period, and other benefits due under any Company-provided plans, policies and arrangements.

•	Severance payment (less applicable holdings) equal to 150% of Mr. Frantz’s annual base salary, plus target bonus, paid in a lump sum on the 60th day following the termination date.
•

Pro-rated bonus, paid in a lump sum within 30 days after the date on which Mr. Frantz’s bonus would otherwise have been payable, in an amount equal to the product of (a) the annual bonus, if any, that Mr. Frantz would have earned for the entire fiscal year in which the termination occurs, based on the level of achievement of the applicable performance goals for such year, as determined in good faith by the Company’s compensation committee (or, in the discretion of the Company, Mr. Frantz’s target annual bonus for the fiscal year in which the termination occurs), multiplied by (b) a fraction, the numerator of which is the number of days Mr. Frantz was employed by the Company during the fiscal year in which the termination occurs and the denominator of which is the number of days in such fiscal year.

•	Vesting of the portion of unvested equity awards (but not of any awards subject to performance conditions) that would have vested within eighteen months of the termination date.
•	Continuation of benefits coverage pursuant to COBRA if Mr. Frantz and his eligible dependents for a period of up to eighteen months from the termination date.

Assuming a qualifying termination as of March 31, 2020, Mr. Frantz would have been eligible for the following payments under the employment agreement addendum.

				Estimated Benefit of Unvested Equity Awards Subject to Vesting
Named Executive Officer	Severance	Continuation of Health Benefits	Cash Bonus	Number of Unvested Stock Options Subject to Vesting	Estimated Benefit of Unvested Stock Options Subject to Vesting (1)	Number of Unvested Restricted Stock Awards Subject to Vesting	Estimated Benefit of Unvested Restricted Stock Awards Subject to Vesting (2)
Rusty Frantz	$2,126,250	$35,125	$344,038	260,000	$—	228,568	$2,386,250

(1)

The estimated benefit was calculated by multiplying the number of unvested stock options subject to accelerated vesting by any positive difference between the closing price of our common stock on March 31, 2020, the last trading day of the fiscal year, which was $10.44, and the exercise price of the option.

(2)

The estimated benefit was calculated by multiplying the number of unvested restricted stock awards subject to accelerated vesting multiplied by the closing share price of our common stock on March 31, 2020, the last trading day of the fiscal year, which was $10.44.

Change in Control Severance Agreements

Effective December 27, 2016, the Company entered into change of control severance agreements with each of the NEOs, except Mr. Linton whose severance agreement became effective soon after his appointment to the Company in December 2017. Additional information on these agreements can be found in the Compensation Discussion and Analysis section of this proxy statement. Under the change in control severance agreements, if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two-month period before or 18-month period after a “change in control” of the Company, he or she is entitled to the following benefits:

•

Mr. Frantz: (i) a lump sum severance payment equal to 150% of base salary and target bonus, (ii) 18 months of Company-paid continuation health benefits, (iii) prorated current year cash bonus based on actual performance

(or, in the discretion of the Company, prorated target bonus) and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.
•

Other NEOs: (i) a lump sum severance payment equal to 100% of base salary and target bonus, (ii) 12 months of Company-paid continuation health benefits, (iii) prorated current year cash bonus based on actual performance (or, in the discretion of the Company, prorated target bonus) and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.

Assuming a change in control followed by a qualifying termination as of March 31, 2020, our NEOs would have been eligible for the following payments under the change of control severance agreements.

Named Executive Officer	Severance (1)	Continuation of Health Benefits (2)	Cash Bonus (3)	Outplacement Services (4)	Legal Fee Reimbursement (4)	Total
Rusty Frantz	$2,126,250	$35,125	$344,038	$42,000	$5,000	$2,552,413
James R. Arnold, Jr.	900,000	23,995	193,000	42,000	5,000	1,163,995
David A. Metcalfe	831,250	17,811	180,094	42,000	5,000	1,076,155
Jeffrey D. Linton	654,500	22,823	129,503	42,000	5,000	853,826

(1)	These amounts are calculated based on fiscal year 2020 salary and target bonus amounts, both at 100%, with the exception for Mr. Frantz as his salary amount is calculated at 150%.
(2)

These amounts are calculated based on actual average monthly health coverage costs for each respective NEO for fiscal year 2020 and multiplied by 18 months for Mr. Frantz and 12 months for the other NEOs.

(3)	These amounts are actual cash bonus earned for fiscal year 2020, which ended on March 31, 2020.
(4)	The amounts in these columns represent the maximum amount of benefits that would be reimbursed to each respective NEO upon a qualifying termination in connection with a change in control.

Restricted Stock Awards and Performance Stock Awards Granted in December 2016

Effective December 29, 2016, the Company granted restricted stock awards (“RSAs”) and performance stock awards (“PSAs”) to the NEOs who were Company employees on that date. Mr. Linton, who joined the Company in December 2017, did not receive such RSAs or PSAs.  In the event of a “change in control” of the Company either during the NEO’s service to the Company or within two months following an involuntary termination of the NEO without “cause”, the RSAs and PSAs are eligible for 100% accelerated vesting, but, in the case of the PSAs, only if the per share price paid to Company stockholders in the change in control is at least $15, which was attained in fiscal year 2018. In addition, for Messrs. Franz and Arnold, in the event of the executive’s termination by the Company without “cause” or his resignation for “good reason” (each, as defined in the applicable award agreement), the RSAs shall be eligible for accelerated vesting with respect to a number of shares with a fair market value on the date of termination equal to (i) the fair market value of 50% of the shares subject to the RSAs on the grant date minus (ii) the fair market value of any shares that have vested as of the termination date, subject to the terms and conditions of the award agreement.

Acceleration of December 2016 RSAs - Upon a Change in Control

Assuming a change of control as of March 31, 2020, our NEOs would have been eligible to receive the value of accelerated vesting under the RSAs granted in December 2016 as follows. No amounts would have been accelerated upon a termination without cause or resignation for good reason as of March 31, 2020.

Named Executive Officer	Change in Control - Value of Accelerated RSAs (1)
Rusty Frantz	$169,650	(2)
James R. Arnold, Jr.	135,720	(3)
David A. Metcalfe	87,644	(4)
Jeffrey D. Linton	—	(5)

(1)	Monetary value is calculated based on the unvested outstanding shares and our $10.44 market close stock price as of March 31, 2020, the last trading day of the fiscal year.
(2)	Value consists of a restricted award granted on December 29, 2016 with 16,250 unvested shares as of March 31, 2020.
(3)	Value consists of a restricted award granted on December 29, 2016 with 13,000 unvested shares as of March 31, 2020.
(4)	Value consists of a restricted award granted on December 29, 2016 with 8,395 unvested shares as of March 31, 2020.
(5)	Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and was not a Company employee on the grant date. He did not receive the RSAs.

Acceleration of December 2016 PSAs - Upon a Change in Control

Assuming a change of control as of March 31, 2020, our NEOs would have been eligible to receive the value of accelerated vesting under the PSAs granted in December 2016 as follows, based on 100% accelerated vesting.

Named Executive Officer	Value of Accelerated PSAs (1)
Rusty Frantz	$91,350	(2)
James R. Arnold, Jr.	73,080	(3)
David A. Metcalfe	47,189	(4)
Jeffrey D. Linton	—	(5)

(1)	Monetary value is calculated based on the unvested outstanding shares and our $10.44 market close stock price as of March 31, 2020, the last trading day of the fiscal year.
(2)	Value consists of performance stock awards granted on December 29, 2016 with 8,750 unvested shares as of March 31, 2020.
(3)	Value consists of performance stock awards granted on December 29, 2016 with 7,000 unvested shares as of March 31, 2020.
(4)	Value consists of performance stock awards granted on December 29, 2016 with 4,520 unvested shares as of March 31, 2020.
(5)	Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and was not a Company employee on the grant date. He did not receive the PSAs.

Performance Stock Unit Awards Granted in October 2018

Effective October 23, 2018, the Company granted performance stock units (“PSUs”) to Messrs. Frantz, Arnold, Metcalfe, and Linton. Pursuant to the terms of the PSUs, the PSUs subject to vesting based on the Company’s achievement of EPS and revenue will accelerate immediately prior to a change in control based on the greater of (i) target or (ii) the Company’s achievement of the applicable performance goals during the 12 months prior to such change in control, and the PSUs subject to vesting based on the Company’s TSR will accelerate immediately prior to a change in control based on the Company’s actual achievement of the CAGR TSR through the date of the change in control.

Acceleration of October 2018 PSUs - Upon a Change in Control

Assuming a change of control as of March 31, 2020, our NEOs would have been eligible to receive the value of accelerated vesting under the PSUs granted in October 2018 as follows.

				Number of Unvested PSUs
	Value of Accelerated PSUs (1)			as of March 31, 2020
	EPS (2)	Revenue (2)	TSR (3)	EPS	Revenue	TSR
Rusty Frantz	$347,652	$347,652	$—	33,300	33,300	35,000
James R. Arnold, Jr.	149,292	149,292	—	14,300	14,300	15,100
David A. Metcalfe	11,480	114,840	—	11,000	11,000	11,600
Jeffrey D. Linton	69,948	69,948	—	6,700	6,700	7,000

(1)	Monetary value is calculated based on the unvested outstanding shares and our $10.44 market close stock price as of March 31, 2020, the last trading day of the fiscal year.
(2)	Acceleration based on target achievement.
(3)	No shares would have accelerated based on the Company’s actual CAGR TSR from the grant date through March 31, 2020.

Performance Stock Unit Awards Granted in December 2019/January 2020

The Company granted PSUs to Messrs. Arnold, Metcalfe, and Linton effective December 26, 2019 and to Mr. Frantz, effective January 27, 2020. Pursuant to the terms of the PSUs, the PSUs are subject to vesting based on the Company’s achievement of fiscal year 2021 and 2022 revenue goals and will accelerate immediately prior to a change in control based on the greater of (i) target or (ii) the Company’s achievement of the applicable revenue goals during the 12 months prior to such change in control, and based on the Company’s actual achievement of the TSR through the date of the change in control.

Acceleration of December 2019/January 2020 PSUs - Upon a Change in Control

Assuming a change of control as of March 31, 2020, our NEOs would have been eligible to receive the value of accelerated vesting under the PSUs granted in December 2019 and January 2020 as follows.

Named Executive Officer	Value of Accelerated PSAs (1)
Rusty Frantz	$1,248,196	(2)
James R. Arnold, Jr.	537,691	(3)
David A. Metcalfe	412,871	(4)
Jeffrey D. Linton	249,641	(5)

(1)	Monetary value is calculated based on the unvested outstanding shares and our $10.44 market close stock price as of March 31, 2020, the last trading day of the fiscal year.
(2)	Value consists of PSUs granted on January 27, 2020 with 119,559 unvested PSUs as of March 31, 2020.
(3)	Value consists of PSUs granted on December 26, 2019 with 51,503 unvested PSUs as of March 31, 2020.
(4)	Value consists of PSUs granted on December 26, 2019 with 39,547 unvested PSUs as of March 31, 2020.
(5)	Value consists of PSUs granted on December 26, 2019 with 23,912 unvested PSUs as of March 31, 2020.

Stock Award Exercisability Upon Termination or Change of Control – Amended 2015 Equity Incentive Plan General Provisions

Types of Awards: Our Amended 2015 Equity Incentive Plan (our “2015 Plan”) provides for the issuance of numerous types of stock-based awards, including without limitation, incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Termination of Employment: Under our 2015 Plan, vesting and exercisability of restricted stock awards and restricted stock unit awards generally terminates upon termination of employment, except as may be provided in the applicable award agreements or other agreements between the Company and the participation. Under our 2015 Plan vesting and exercisability of stock options and stock appreciation rights upon termination of employment, outside of a change of control context as discussed under “Termination Following Change of Control” below, generally has the consequences set forth in the table below, except as may be provided in the applicable award agreements or other agreements between the Company and the participant.

Reason for Termination of Employment	Stock Option and Stock Appreciation Right Exercisability Consequences Under 2015 Plan
Voluntary resignation by employee or termination without cause by us

Unvested options and stock appreciation rights terminate immediately upon termination of employment. Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or three months after termination of employment.

Termination for cause by us	Unvested and vested options and stock appreciation rights terminate and become unexercisable upon termination of employment.
Disability

Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or twelve months after termination of employment.

Death

Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or eighteen months after termination of employment.

Board Powers: Under our 2015 Plan, our Board has the power to accelerate, in whole or in part, the time at which an award may be exercised or vest, and to amend the terms of any award in any way that does not impair a participant’s rights under the award.

Change in Control: Under our 2015 Plan, in the event of a change of control or corporate transaction as defined in our 2015 Plan, awards do not automatically vest; however, and unless otherwise provided for in the award agreement or otherwise expressly provided for at the time of grant, the Board in its discretion may take any of the following actions with respect to any award: (i) arrange for the surviving or acquiring corporation to assume or substitute the award; (ii) arrange for the assignment or lapse of any reacquisition or repurchase rights pertaining to the award; (iii) accelerate the award’s vesting in whole or in part; (iv) cancel any unvested or unexercised award in exchange for cash; or (v) pay the award holder the value of the excess of the award’s value in the transaction over the award’s exercise price.

Termination Following Change of Control:  Our 2015 Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability in the event of a qualifying termination that occurs in connection with a change of control as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur. However, our form stock option and restricted stock award agreements under our 2015 Plan used for all grants to our employees, including our NEOs, state that the vesting and exercisability of awards granted thereunder will be accelerated in full if a grantee experiences a qualifying termination (i.e., an involuntary termination without cause or a voluntary termination with good reason) within twelve months of a change in control, as such terms are defined in the award agreements.

Acceleration Upon Termination in Connection with a Change of Control - 2015 Plan Awards (Not Including RSAs and PSAs Awarded in December 2016, PSUs Awarded in October 2018, or PSUs Awarded in December 2019/January 2020 Which are Discussed Above)

Assuming a qualifying termination in connection with a change in control on March 31, 2020, our NEOs would have been eligible for the following payments based on accelerated vesting of stock awards issued under our 2015 Plan. The table below does not include information concerning the RSAs and PSAs awarded in December 2016, the PSUs awarded in October 2018, or PSUs Awarded in December 2019/January 2020 which are covered above.

Named Executive Officer	Value of Accelerated Plan Awards (1)
Rusty Frantz	$4,220,161	(2)
James R. Arnold, Jr.	1,176,692	(3)
David A. Metcalfe	916,548	(4)
Jeffrey D. Linton	577,259	(5)

(1)

Monetary value is calculated based on the unvested outstanding awards and our $10.44 market close stock price as of March 31, 2020 (the last trading day of the fiscal year), excluding the December 2016 RSA and PSA awards, the October 2018 PSU awards, and the December 2019/January 2020 PSU awards discussed above.

(2)

Value consists of 30,000 unvested options granted on August 17, 2015 with an exercise price of $12.80, 75,000 unvested options granted on May 24, 2016 with an exercise price of $12.93, 40,000 unvested options granted on May 31, 2016 with an exercise price of $12.71, 230,000 unvested options granted on October 31, 2017 with an exercise price of $14.07, restricted stock awards granted on October 23, 2018 with 133,000 shares and restricted stock awards granted on January 27, 2020 with 236,230 shares.

(3)

Value consists of 87,500 unvested options granted on October 31, 2017 with an exercise price of $14.07 and restricted stock awards granted on October 23, 2018 with 32,250 shares and restricted stock awards granted on December 26, 2019 with 65,630 shares.

(4)

Value consists of 70,000 unvested options granted on October 31, 2017 with an exercise price of $14.07 and restricted stock awards granted on October 23, 2018 with 24,750 shares and restricted stock awards granted on December 26, 2019 with 51,442 shares.

(5)

Value consists of 67,500 unvested options granted on December 4, 2017 with an exercise price of $14.38 and restricted stock awards granted on October 23, 2018 with 15,000 shares and restricted stock awards granted on December 26, 2019 with 33,293 shares.

Director Compensation for Fiscal Year Ended March 31, 2020

In May 2019, our Compensation Committee recommended, and in August 2019, our Board approved, our fiscal year 2020 Director Compensation Program. Under the program, each non-employee director is paid an annual cash retainer fee. Additional cash compensation is payable to the Nominating & Governance Committee Chairperson (Mr. Panner), the Compensation Committee Chairperson (Mr. Barbarosh), the Audit Committee Chairperson (Mr. Bristol), the Board Vice Chairperson (Mr. Barbarosh), the Board Chairperson (Mr. Margolis), and the Board Chairperson Emeritus (Mr. Razin). Also, each non-employee director is to be paid a $2,000 cash fee for each Nominating & Governance Committee, Compensation Committee, and Audit Committee meeting attended. The Company has a Special Transactions Committee that meets only on an as-needed basis, with the chairperson (Mr. Margolis) receiving a $5,000 cash fee per meeting attended and other members receiving a $3,000 cash fee per meeting attended. Under the director compensation program, each non-employee director is awarded shares of restricted common stock upon election or re-election to the Board. The shares are valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The restricted shares are issued according to the standard form award agreement pursuant to the Company’s then-current equity incentive plan and carry a restriction requiring that the shares vest on the date of the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Vesting of the restricted shares will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company. The restricted shares will be granted on a pro-rata basis for directors appointed to serve less than a full year. Additionally, the program requires that each director must own a minimum number of shares of the Company’s common stock (to include common stock purchased on the open market, unvested restricted stock, and deferred shares) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Directors who were on our Board at the time the Company’s fiscal year 2017 Director Compensation Plan was adopted must satisfy this ownership requirement within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan. New directors who joined our Board following the adoption of the Company’s fiscal year 2017 Director Compensation Plan must satisfy this ownership requirement within five years of their election to the Board. Our non-employee directors are eligible for Company provided COBRA health insurance coverage, for which they are required to pay the full fair market value. For fiscal year 2020, only Mr. Razin elected to receive coverage. The elements of the 2020 Director Compensation Program are set forth in the table below.

Director Compensation Program Category of Director	Employee Director (Tier 0)	Non- Employee Director – Base Compensation (Tier 1)	Nominating & Governance Committee Chairperson Additional Compensation (Tier 2)	Compensation Committee Chairperson Additional Compensation (Tier 3)	Audit Committee Chairman - Additional Compensation (Tier 4)	Vice Chairman – Additional Compensation (Tier 5)	Board Chairperson and Chairman Emeritus - Additional Compensation (Tier 6)
Annual Base Compensation	$—	$90,000	$12,000	$15,000	$20,000	$35,000	$40,000
Value of Restricted Shares	$—	$145,000	$—	$—	$—	$40,000	$40,000

Fiscal Year 2020 Director Compensation Program Terms:

(a)	Meeting attendance is expected to be at or near a 100% level.
(b)

In addition to annual cash retainer compensation, each non-employee director is to be paid a $2,000 cash fee each Nominating & Governance Committee, Compensation Committee and Audit Committee meeting attended.

(c)

Pay Tiers: Tier 0 is for directors who are full-time employees of the Company. Tier 1 is the base compensation for non-employee directors. Tier 2 is additional compensation for the Nominating and Governance Committee Chairperson. Tier 3 is additional compensation for the Compensation Committee Chairperson. Tier 4 is additional compensation for the Audit Committee Chairperson. Tier 5 is additional compensation for the Board Vice Chairperson. Tier 6 is additional compensation for the Board Chairperson and Chairman Emeritus.

(d)

In addition to the Company’s standing committees (i.e., Nominating and Governance, Compensation, and Audit) that meet on a regularly scheduled basis, the Company has a Special Transaction Committee that meets only as needed. Special Transaction Committee members receive no additional annual cash retainer compensation. The Special Transaction Committee chairperson receives a $5,000 cash fee per meeting attended, and other members receive a $3,000 cash fee per meeting attended.

(e)

Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the effective date of the director’s election, re-election, or appointment to the Board and equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the effective date of the director’s election, re-election, or appointment to the Board. Grants to new directors appointed other than at the Company’s annual shareholder meeting will have value prorated based on the lesser of (a) time until the next annual shareholder meeting, or (b) time until the anniversary of the preceding annual shareholder meeting.  The Restricted Stock will be issued according to the standard form of the Company’s approved stock agreement and pursuant to the Company’s then-current equity incentive plan and will carry a restriction requiring that the Restricted Stock vest on the date that is the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Prorated grants made to directors appointed other than at the Company’s annual shareholder meeting will vest upon the sooner to occur of (a) the next annual shareholder meeting, or (b) the anniversary of the prior annual shareholder meeting.  Vesting of the Restricted Stock will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company.

(f)

Directors are subject to a stock ownership guideline to hold shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, vested or unvested deferred shares, and shares owned by immediate family members or trusts) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors are expected to satisfy this ownership guideline within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan or within five years of any increase to the annual director cash retainer amount. New directors are expected to satisfy this ownership guideline by the fifth annual shareholder meeting after they join the Board.  Compliance with the stock ownership guideline shall be measured annually on a date determined in the Board’s discretion.  Noncompliance with the guideline within a specified period will not result in sanctions; however, in such cases, a director is expected to hold all after-tax profit shares after the vesting of equity awards until the director has achieved compliance (i.e., share sales by a director who is not in compliance with the guidelines at the end of a compliance period shall be limited to sales necessary for tax purposes).

(g)	Base compensation shall be paid quarterly.

Director Compensation

The following table provides information concerning compensation for our non-employee directors for the fiscal year ended March 31, 2020. Mr. Frantz was an employee while he served as director during the fiscal year ended March 31, 2020 and thus received no additional compensation for his service as a director. The compensation received by Mr. Frantz as an employee is described elsewhere in this proxy statement.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig A. Barbarosh	$174,000	$205,002	$—	$—	$—	$—	$379,002
George H. Bristol	128,000	165,055	—	—	—	—	293,005
Julie D. Klapstein	112,000	165,055	—	—	—	—	277,005
James C. Malone	122,000	165,055	—	—	—	—	287,005
Jeffrey H. Margolis	130,000	205,002	—	—	—	—	335,002
Morris Panner	112,000	165,055	—	—	—	—	277,005
Sheldon Razin	130,000	205,002	—	—	—	—	335,002
Lance E. Rosenzweig	98,000	165,055	—	—	—	—	277,005

(1)

The amounts reflected in this column represents the grant date fair value of the equity awards made in fiscal year 2020, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The grant date fair value was calculated by multiplying the closing share price of our stock on the grant date, which was $14.45 on August 15, 2019, by the number of shares awarded.

At March 31, 2020, the aggregate number of option awards and shares of restricted stock awards outstanding for each of the directors named in the table was as follows:

Director Name	Total Option Awards Outstanding	Total Unvested Restricted Shares as of March 31, 2020
Craig A. Barbarosh	—	14,187
George H. Bristol	—	11,419
Julie D. Klapstein	—	11,419
James C. Malone	—	11,419
Jeffrey H. Margolis	—	14,187
Morris Panner	—	11,419
Sheldon Razin	—	14,187
Lance E. Rosenzweig	—	11,419

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Barbarosh and Malone, and Ms. Klapstein. None of these individuals was, during the fiscal year ended March 31, 2020, an officer or employee of the Company, and none of these individuals ever formerly served as an officer of the Company. No member of our Board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Exchange Act, or the liabilities of Section 18 of the Exchange Act. The Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on that review and discussion, our Compensation Committee approved the Compensation Discussion and Analysis for inclusion in this proxy statement and incorporation by reference in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

COMPENSATION COMMITTEE

Craig A. Barbarosh, Chairman

Julie D. Klapstein	James C. Malone

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees.  We chose March 31, 2020 as the date for establishing the employee population used in identifying the median employee and determined our median employee based on our employees’ actual base salaries for fiscal year 2020, provided that regularly scheduled, permanent employees who were newly hired during fiscal year 2020 or on leave for a portion of the fiscal year were assumed to have worked for the entire fiscal year 2020 measurement period.  We included all employees as of March 31, 2020, consisting of approximately 2,018 individuals located in the U.S. and 758 individuals located in India.  We then determined the annual total compensation of our median employee, which includes base salary for fiscal year 2020, annual cash bonus for fiscal year 2020, the grant date fair value of equity awards granted during the fiscal year 2020 measurement period, 401(k) matching contributions, and the cost of long-term disability insurance paid by the company. The annual total compensation for our median employee for fiscal year 2020 was $60,719.  Our Chief Executive Officer’s annual total compensation for fiscal year 2020 was $6,306,867, which includes compensation as disclosed in the Summary Compensation Table in this proxy statement.  Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 104 to 1.

INFORMATION ABOUT OUR BOARD OF DIRECTORS,

BOARD COMMITTEES AND RELATED MATTERS

Board of Directors

General

Our business, property and affairs are managed under the direction of our Board of Directors. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. Our Board consists of nine directors who are elected to serve until the election and qualification of their respective successors.

Director Independence

Our Bylaws require that at least a majority of the members of our Board be independent directors. Our Bylaws define “independent director” as a person other than an executive officer or employee of our company or any other individual having a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under our Bylaws, the following persons may not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by us;
(b)

a director who accepted or who has a family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for Board or Board committee service;
(ii)	compensation paid to a family member who is an employee (other than an executive officer) of ours; or
(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

provided, however, that in addition to the requirements contained in this paragraph (b), audit committee members are also subject to additional, more stringent requirements under Nasdaq Rule 5605(c)(2).

(c)	a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

(d)

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in our securities; or
(ii)	payments under non-discretionary charitable contribution matching programs.
(e)

a director of ours who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

(f)

a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

A “family member” for these purposes means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

Our Board has determined that each of our non-employee directors and director nominees is “independent” as defined above and in accordance with applicable Nasdaq listing standards. Mr. Frantz, our President and Chief Executive Officer, is a member of our management team and is not independent. The above definition of independence is posted on our internet website at www.nextgen.com.

Attendance at Board and Shareholders' Meetings

During the fiscal year ended March 31, 2020, our Board held eight (8) meetings. No director attended less than 75% of the aggregate of all Board meetings or meetings held by any committee of the Board on which they served (during the periods that they served) during the fiscal year ended March 31, 2020.

It is our policy that our directors are invited and encouraged to attend our annual meetings of shareholders. All of our incumbent director nominees who were members of the Board at that time were in attendance in person at our 2019 annual meeting of shareholders.

Board Leadership Structure

We currently have an independent Chairman of the Board separate from the Chief Executive Officer. Our Board believes it is important to maintain flexibility in its Board leadership structure and firmly supports having an independent director in a Board leadership position at all times. Accordingly, our Bylaws provide that, if we do not have an independent Chairman, our Board shall elect an independent Lead Director, having similar duties to an independent Chairman, including leading the executive sessions of the non-management directors at Board meetings. Our current Chairman provides independent leadership of our Board. Having an independent Chairman or Lead Director enables non-management directors to raise issues and concerns for the Board’s consideration without immediately involving management. The Chairman or Lead Director also serves as a liaison between our Board and senior management. Our Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position. In addition to our independent Chairman, we have an independent Vice Chairman of the Board whose role is to assist the independent Chairman on governance, litigation and administrative matters, internal Board mechanics and such other duties as may be delegated by the Chairman or designated by the Board from time to time.

Board Involvement in Risk Oversight

Our Board is actively engaged, as a whole, and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our personnel, technology, liquidity, and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks, cybersecurity, and potential conflicts of interest. Our Nominating and Governance Committee manages risks associated with the independence and qualifications of our directors. On an as-needed basis, our Special Transactions Committee oversees management of risks associated with significant merger and acquisition transactions and similar activities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks and matters which may evolve into risks.

Board Committees and Charters

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. In addition, our Board currently has a Special Transactions Committee that meets only on an as-needed basis, as further described below.

Audit Committee

Our Board has an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), that consists of Messrs. Bristol (Chair), Malone and Rosenzweig. Our Audit Committee is comprised entirely of independent directors under SEC and Nasdaq rules and operates under a written charter adopted by our Board. The duties of our Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. Our Audit Committee also evaluates the independent public accountants’ performance and determines whether the independent registered public accounting firm should be retained by us for the ensuing fiscal year. In addition, our Audit Committee reviews our internal accounting and financial controls and reporting systems practices and is responsible for reviewing, approving and ratifying all related party transactions. Our Audit Committee also exercises primary oversight, on behalf of the Board, over management’s execution of the Company’s cybersecurity and data privacy function.

During the fiscal year ended March 31, 2020, our Audit Committee held four (4) meetings. Our Audit Committee's current charter is posted on our internet website at www.nextgen.com. Our Audit Committee and our Board have confirmed that our Audit Committee does and will continue to include at least three independent members. Our Audit Committee and our Board have confirmed that Mr. Bristol and Mr. Malone met applicable Nasdaq listing standards for designation as an “Audit Committee Financial Expert”.

Nominating and Governance Committee

Our Board has a Nominating and Governance Committee that consists of Messrs. Panner (Chair), Barbarosh, and Bristol, each of whom is deemed independent under Nasdaq rules. Our Nominating and Governance Committee is responsible for identifying and recommending nominee candidates to our Board, and is required to be composed entirely of independent directors. Our Nominating and Governance Committee may receive suggestions from current Board members, our executive officers or other sources, which may be either unsolicited or in response to requests from our Nominating and Governance Committee for such candidates. Our Nominating and Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates.

Our Nominating and Governance Committee will also consider on the same basis nominees recommended by shareholders for election as a director. Recommendations should be sent to our Secretary and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. In order for any candidate to be considered by our Nominating and Governance Committee and, if nominated, to be included in our proxy statement, such recommendation must be received by the Secretary within the time period set forth under “Proposals of Shareholders,” below.

Our Nominating and Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board. In evaluating the suitability of individual candidates, our Nominating and Governance Committee takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of our business; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. Our Nominating and Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Our Nominating and Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director's contributions to our Board during their current term.

Once a person has been identified by our Nominating and Governance Committee as a potential candidate, our Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman of the Committee or another member of our Nominating and Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating and Governance Committee may request information from the candidate, review the person's accomplishments and qualifications and may conduct one or more interviews with the candidate. Our Nominating and Governance Committee may consider all such information in light of information regarding any other candidates that our Nominating and Governance Committee might be evaluating for nomination to our Board. Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate's accomplishments. Our Nominating and Governance Committee may also engage an outside firm to conduct background checks on candidates as part of the nominee evaluation process. Our Nominating and Governance Committee’s evaluation process does not vary based on the source of the recommendation, though in the case of a shareholder nominee, our Nominating and Governance Committee and/or our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Our Nominating and Governance Committee also has authority to develop and recommend to the Board a set of corporate governance principles, to evaluate the nature, structure and operations of the Board and its committees and to make recommendations to address issues raised by such evaluations.

During the fiscal year ended March 31, 2020, our Nominating and Governance Committee held five (5) meetings. Our Nominating and Governance Committee's current charter is posted on our internet website at www.nextgen.com.

Compensation Committee

Our Board has a Compensation Committee that consists of Messrs. Barbarosh (Chair) and Malone, and Ms. Klapstein. Our Compensation Committee is composed entirely of independent directors under Nasdaq rules, and is responsible for (i) ensuring that senior management will be accountable to our Board through the effective application of compensation policies, (ii) monitoring the effectiveness of our compensation plans applicable to senior management and our Board (including committees thereof) and (iii) approving the compensation plans applicable to senior management. Our Compensation Committee establishes and approves compensation policies applicable to our executive officers. During the fiscal year ended March 31, 2020, our Compensation Committee held fourteen (14) meetings. Our Compensation Committee's current charter is posted on our internet website at www.nextgen.com.

Our executive officers have played no role in determining the amount or form of director compensation. At the request of the Compensation Committee, our Chief Executive Officer and Executive Vice President of Human Resources provide information from time to time to our Compensation Committee about certain accomplishments, recommendations, qualitative assessments or other metrics regarding the NEOs to assist our Compensation Committee in making compensation decisions for the NEOs. We also have conducted discussions with our NEOs concerning information regarding their performance and prospects.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee shall assess whether work performed or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present peer-group compensation data to the Compensation Committee, but did not delegate any authority to the consultants to determine or recommend the amount or form of executive compensation. The Compensation Committee also consults publicly available compensation data from time to time as part of its Board and executive compensation decisions. For fiscal year 2020, there were no conflicts of interest with respect to any compensation advisers.

Special Transactions Committee

Pursuant to its charter, our Special Transactions Committee shall consist of a minimum of three members, all of whom must be independent directors. The Special Transactions Committee currently consists of Messrs. Margolis (Chair), Barbarosh, Bristol, Malone and Rosenzweig. The Special Transactions Committee is responsible for reviewing, considering and making recommendations to our Board with respect to all proposals involving a material and substantial transaction, which generally means a change in more than 10% of the voting power of our company’s stock or the purchase or sale of assets constituting more than 10% of our total assets, or other transactions that the Board determines are material and substantial. The Special Transactions Committee does not have the authority to, without the Board’s approval, directly negotiate with representatives of any party to a material and substantial transaction, approve any material and substantial transaction, or enter into contracts on behalf of the company. The Special Transactions Committee is composed entirely of independent directors. Unlike our standing Audit, Compensation, and Nominating & Governance committees, the Special Transactions Committee does not hold scheduled meetings but instead meets on an as-needed basis. The Special Transactions Committee did not hold any meetings during fiscal year 2020.

Lead Director

Under our Bylaws, if at any time our Chairman of the Board is an executive officer of our Company, or for any other reason is not an independent director, a non-executive Lead Director must be selected by our independent directors. The Lead Director must be one of our independent directors, must be a member of our Audit Committee and of our Executive Committee, if we have such a committee, and is responsible for coordinating the activities of our independent directors. The Lead Director assists our Board in assuring compliance with our corporate governance procedures and policies, and coordinates, develops the agenda for, and moderates executive sessions of our Board’s independent directors. Executive sessions are typically held immediately following each regular meeting of our Board, and/or at other times as designated by the Lead Director. The Lead Director approves, in consultation with our other independent directors, the retention of consultants who report directly to our Board. If at any time our Chairman of the Board is one of our independent directors, then he or she will perform the duties of the Lead Director.

Related Matters

Audit Committee Report

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Exchange Act, or the liabilities of Section 18 of the Exchange Act. The Audit Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

Our Audit Committee reports to our Board and provides oversight of our financial management, independent registered public accounting firm, and financial reporting system, including accounting policy. Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion on those statements and on management's assessment of internal control over financial reporting and for reviewing our quarterly financial statements. The Audit Committee has reviewed and discussed our audited consolidated financial statements and the assessments of internal control contained in its annual report on Form 10-K for the fiscal year ended March 31, 2020, with management and our independent registered public accounting firm.

The Audit Committee selects and retains the independent registered public accounting firm, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm its independence.

The Audit Committee discussed the overall approach, scope and plans for its audit with our independent registered public accounting firm. At the conclusion of the audit, the Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal control and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2020, and for filing with the SEC.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

AUDIT COMMITTEE

George H. Bristol, Chairman

James C. Malone	Lance E. Rosenzweig

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or code of ethics, that applies to our Chief Executive Officer (principal executive officer), Chief Financial Officer (our principal financial officer and principal accounting officer), as well as all directors, officers and employees of the Company. Our code of ethics is posted on our internet website located at www.nextgen.com and may be found as follows: From our main web page, click on “Who We Are”, then click on “NXGN Investors”, then click on “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, at the address and location specified above.

Security Holder Communications with our Board

Our Board has established a process to receive communications from our security holders. Security holders may contact any member (or all members) of our Board, or our independent directors as a group, any Board committee or any Chair of any such committee by mail or electronically. Correspondence should be addressed to our Board or any such individual directors, group or committee of directors by either name or title and sent “c/o Corporate Secretary” to 18111 Von Karman, Suite 800, Irvine, California 92612. To communicate with any of our directors electronically, a shareholder should send an e-mail to our Secretary, Jeffrey D. Linton at: jlinton@nextgen.com.

All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our Board will be forwarded promptly to the addressee. In the case of communications to our Board, any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Corporate Social Responsibility

We are committed to corporate social responsibility through our development of human capital and culture.  We strive to create a respectful, diverse, ethical, environmentally sustainable, safe, healthy, and inclusive workplace culture in order to bring out the best in our employees and for our community.  We also seek to develop inspiring and caring leaders by supporting community service and volunteer opportunities for our employees.  In addition, we are dedicated to providing the best training and professional development opportunities to our employees in order to promote engagement, retention and performance.

Our corporate social responsibility initiatives are described on the NextGen Cares section of our website, at the following link: https://www.nextgen.com/about-us/nextgen-cares.

Diversity, Inclusion and Employee Culture

We recognize our responsibility and strategic opportunity to champion varied viewpoints, culture and expertise.  To that end, we have adopted a Diversity & Inclusion Charter, which codifies our goals toward recruiting, retaining and developing diverse employees and leaders in the Company.  We also maintain a Diversity and Inclusion Advisory Board that is charged with promoting diversity and inclusion by creating influence and advocacy within the Company.  Our Diversity and Inclusion Advisory Board sponsors, provides strategic advice to, and supports various employee affinity groups, known as Employee Resource Groups, which create a sense of belonging for different groups of employees and their allies. These Employee Resource Groups include: ABLED (Awareness Benefiting Leadership & Employees About Disabilities), Cultural Diversity, Generational and Allies, LGBTQ+, Military/Veterans and Allies, Remote Engagement, Working Parents, and Women-In-Tech. We also provide and promote employee training on harassment, cultivating a respectful workplace and unconscious bias. We regularly update our Board on strategies, participation, and impact of these initiatives.

In order to ensure that our Company is a place where our employees feel equipped to achieve their full potential, we also continuously monitor our employees’ experience and satisfaction through surveys and seek to promote our culture through recognition programs. We provide our team members with safe and confidential channels to voice concerns and receive a response, and ensure they have access to members of our executive leadership team.  Employees receive training on ethics and our code of conduct, including how to make reports on our ethics hotline.  Our Board receives regular updates on employee engagement and satisfaction issues.

Environment and Sustainability

Although as a software and services company, our business has fairly low environmental impact by its nature, we embrace sustainable, environmentally-friendly practices.  Our corporate headquarters office in Irvine, California holds a LEED Gold rating from the U.S. Green Building Council.  We actively seek to decrease our energy consumption through the use of energy-efficient fixtures and machinery, occupancy sensors, motion sensors, and automated lighting controls, and we promote recycling, reusable beverage cups, and filtered water dispensers at our facilities. Our emission reduction program encourages commuting alternatives, carpooling, and use of alternative fuel vehicles to help meet air quality improvement goals.

Community and Volunteer Service

As a global company, we believe that supporting community and volunteer service among our employees builds a strong culture and caring leaders.  Each year, we sponsor NextGen Days of Caring during which our employees can volunteer for external charitable organizations.  In fiscal year 2020, employees from our offices across the country and the world participated in events dedicated to hunger relief, children in need, domestic violence, among other causes. Our NextGen Cares program also allows employees to donate vacation time to help colleagues who have experienced natural disaster or tragedy. We also encourage our employees to participate in volunteer activities by providing the benefit of paid time off to volunteer through our Volunteer Time Off program.

Our Bangalore Development Center in India, under the leadership of its Corporate Social Responsibility Committee, conducts community relations activities every quarter to advance and support women’s empowerment, improve health, support education and help fight poverty.

Employee Training and Development

We are committed to developing talent and leadership in our employees and maintain an organizational development group focused on employee training, management training and leadership development.  We provide a career framework for our employees enabling their career development either within a single career track or through the ability to traverse multiple career ladders as they refine or optimize their development. We also sponsor 24/7 on demand training for employee certifications and relevant career-based skillsets, and provide education reimbursement for continued education.

DELINQUENT SECTION 16(A) REPORTS

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person who beneficially owns more than 10% of our outstanding common stock (“reporting persons”) are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish to us copies of all reports they file in accordance with Section 16(a). Based solely upon our review of the copies of such reports received by us, or written representations from certain reporting persons that no other reports were required, we believe that during the fiscal year ended March 31, 2020, all Section 16(a) filing requirements applicable to our reporting persons were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

During fiscal year 2020, our Audit Committee was responsible for reviewing and approving transactions with related persons. Our Board and Audit Committee have adopted written related party transaction policies and procedures relating to approval or ratification of transactions with related persons. Under the policies and procedures, our Audit Committee is to review the material facts of all related party transactions that require our Audit Committee’s approval and either approve or disapprove of our entry into the related party transactions, subject to certain exceptions, by taking into account, among other factors the committee deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in any discussion or approval of a related party transaction for which he or she is a related party. If an interested transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, a “related party transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $30,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest. A “related party” is any person who is or was since the beginning of our last fiscal year an executive officer, director or Board-approved nominee for election as a director and inclusion in our proxy statement at our next annual shareholders’ meeting, any greater than 5% beneficial owner of our common stock known to us through filings with the SEC, any immediate family member of any of the foregoing, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has a 5% or greater beneficial ownership interest. “Immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

Our Audit Committee has reviewed and pre-approved certain types of related party transactions described below. In addition, our Board has delegated to the Chair of our Audit Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $15,000. Pre-approved interested transactions include:

•

Employment of executive officers if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our company, the related compensation would be reported in our proxy statement if the executive officer was an “NEO,” and our Compensation Committee approved (or recommended that our Board approve) the compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.
•

Any transaction with another enterprise at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that enterprise, if the aggregate amount involved does not exceed the greater of $30,000 or 5% of that enterprise's total annual revenues.

•

Any charitable contribution, grant or endowment by use to a charitable organization, foundation or university at which a related party's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $10,000 or 5% of the charitable organization’s total annual receipts.

•

Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

•	Any transaction over which the related party has no control or influence on our decision involving that related party where the rates or charges involved are determined by competitive bids.
•

Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or services made available on the same terms and conditions to persons who are not related parties.

Related Person Transactions

Indemnification Agreements

We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Articles of Incorporation and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by California law.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

(Proposal No. 2)

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, or NEOs, as we have described it in the “Executive and Director Compensation and Related Information-Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation programs are designed to enable us to recruit, retain and develop effective management talent, who are critical to our success. Such programs reward our NEOs for the achievement of specific annual and long-term goals, including overall Company and performance goals and the realization of increased shareholder value.

The Compensation Committee believes that our executive compensation programs are designed appropriately to reward performance with responsible and balanced incentives.  The following is a summary of some of the key points of our executive compensation programs. We urge our shareholders to review the “Executive and Director Compensation and Related Information - Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables for more information.

Emphasis on pay-for-performance

We believe a significant portion of our NEOs’ compensation should be variable, at risk and tied directly to the Company’s measurable performance. Consistent with these principles, a material portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are earned upon the attainment of pre-established financial goals.  Under our fiscal year 2020 executive compensation program, our NEOs are able to earn cash incentives based on the Company’s revenue, non-GAAP earnings per share (“EPS”), and Adjusted EBITDA, and to earn equity incentives based on revenue as modified by total shareholder return.

In fiscal year 2020, the executive team continued to advance its multi-year improvement program. The new strategic direction to date has improved product usability for customers, broadened our solution set, and increased the visibility of our platform. However, the final month of our fiscal year 2020 saw limited business activity as a result of the shelter-in-place orders under the COVID-19 pandemic. Based on the results of our performance measures under our fiscal year 2020 executive compensation program, cash bonuses were paid at 29.5% of their respective target cash bonus amounts. Detailed information about these payments is presented above under the caption “Compensation Details.”

Equity as a key component of compensation to align with our shareholders’ interests

Equity-based compensation aligns the interests of our management team with those of our shareholders by encouraging long-term performance. Multi-year vesting schedules create incentives for our officers to sustain performance over the long term and to encourage retention as the Company executes its new business strategy. Under the 2020 Executive Compensation Program, restricted stock awards vest over three years from December 26, 2019 in semi-annual increments as follows: 16.66% vest at 6 months; 16.66% vest at 12 months; 16.66% vest at 18 months; 16.66% vest at 24 months; 16.66% vest at 30 months; and 16.7% vest at 36 months, subject to continued service through each vesting date. The performance stock units vest only in the event certain performance goals are achieved and there is continuous service through the date the goals are certified. Approximately 80% of the performance stock units are tied to the Company’s fiscal year 2021 revenue goal and 20% are tied to the Company’s fiscal year 2022 revenue goal. Performance stock unit awards funded for fiscal year 2021 and fiscal year 2022 revenue performance are then subject to modification for cumulative three-year total shareholder return (“TSR”) on the three-year grant anniversary, which is also the cliff vest date. The number of shares to be issued may vary between 42.5% and 172.5% of the number of performance stock units depending on performance, and no such shares will be issued if threshold performance is not achieved.  The PSU revenue goals reflect growth over fiscal year 2020 revenue.

Balanced pay opportunities

The Compensation Committee evaluates our compensation program annually to ensure it provides balanced and reasonable pay opportunities. In designing our compensation program, our Compensation Committee is guided by the following compensation principles:

•

Performance-based equity awards.  During fiscal year 2020, our Compensation Committee continued the practice of making performance-based equity awards to our NEOs.  The PSUs made to our NEOs in fiscal year 2020 vest after three years upon the achievement of specified long-term performance goals, including increasing fiscal year 2021 and fiscal year 2022 revenue goals, as modified for cumulative 3-year total shareholder return.

•

Total direct compensation value for NEOs at or below the peer group median.  All of the NEOs earned fiscal year 2020 actual total direct compensation value that was effectively at or below the median of the Peer Group (within 2% of the median). We believe this compensation value constitutes a restrained compensation philosophy for our NEOs in the midst of effecting a corporate transformation.

•

Selective use of employment agreements and severance arrangements.  Only our President and Chief Executive Officer, Mr. Frantz, has an employment agreement. Mr. Frantz’s employment agreement, as amended, includes certain severance benefits to be provided, under certain circumstances, in the event that his employment is terminated outside of a change of control scenario. In addition, all of our NEOs are subject to change of control severance agreements that provide severance payments and other benefits in connection with a change of control of the Company, but only if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two month period before or 18 month period after a “change in control” of the Company. Also, Messrs. Frantz and Arnold were granted certain restricted stock awards that provide for partial vesting acceleration upon a qualifying termination that is not in connection with a change of control.

•

Limited perquisites; no tax gross-ups.  We do not provide any significant perquisites to our NEOs, other than gym membership reimbursement, as well as an allowance to our Chief Financial Officer pursuant to his employment offer letter for a corporate apartment that is shared with another member of our leadership team, as detailed in the Summary Compensation Table. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

•	No corporate aircraft. We do not provide a corporate aircraft for personal travel to any of our NEOs.
•

Executive stock ownership policy.  We have an executive stock ownership policy designed to align our NEOs’ long-term interests with those of our shareholders and to discourage excessive risk taking. The policy requires our CEO to achieve a stock ownership level of six times base salary, while the other NEOs must achieve stock ownership levels of two times base salary. Executive officers who have not achieved the ownership requirements within five years are required to hold 100% of their after-tax profit shares acquired upon option exercises or following the vesting of other shares until they are in compliance.
•

Executive compensation recovery policy (“clawback”).  Our incentive recoupment policy provides that all cash and equity incentive compensation awarded to our NEOs may be recovered in the event of a financial restatement or intentional misconduct by the NEO.

Commitment to Strong Governance Standards

We are committed to maintaining good corporate governance standards with respect to our compensation program, procedures and practices. As such, our Company’s and Compensation Committee’s practices include the following:

•	Independent compensation committee. Our Compensation Committee designs and oversees our executive compensation program. The Compensation Committee is comprised entirely of independent directors.
•	Annual say-on-pay advisory vote. Since 2011, we have held annual say-on-pay advisory votes in accordance with good governance practices and to maintain accountability to our shareholders.
•

Performance goals.  A significant portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are earned upon the attainment of pre-established financial goals. These goals are tied directly to the Company’s measurable performance and designed to align the interests of our executives with those of our shareholders. All goals reflected growth over prior year performance

•

Risk oversight.  Our Compensation Committee oversees and periodically assesses the risks associated with our compensation structure, program and practices to ensure they do not encourage excessive risk-taking.

•

Authority to engage independent consultants.  Our Compensation Committee has the authority to engage its own independent compensation consultants, legal counsel or other advisers to assist in designing and assessing our executive compensation program and pay practices. For fiscal year 2020, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant.

•

Prohibition on speculative trading.  Board members, officers and employees are prohibited under the Company’s insider trading policy from engaging in short-term or speculative transactions in our Company’s shares.  This includes a prohibition on pledging and hedging transactions.

Recommendation

The Board believes that the information provided above and within the “Executive and Director Compensation and Related Information” section of this proxy statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our shareholders to approve, on an advisory, non-binding basis, the following resolution at the 2020 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2021 annual meeting of shareholders.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

Our shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accountants to audit our financial statements for the fiscal year ending March 31, 2021. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting our Audit Committee's appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment by an affirmative vote of the holders of a majority of our common stock present or represented at the meeting and entitled to vote, our Audit Committee may reconsider whether to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our shareholders.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by our shareholders.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our principal accountant for professional services rendered in the audit of our consolidated financial statements for the years ended March 31, 2020 and 2019.

	2020	2019
Audit fees	$2,063,470	$2,297,635
Audit-related fees	—	—
Tax fees	153,000	216,500
All other fees	4,500	4,500

Audit Fees. Audit fees consist of fees billed for professional services for audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. No audit-related fees were incurred for fiscal years 2020 and 2019.

Tax Fees. Tax fees for fiscal years 2020 and 2019 consist of fees billed for tax planning and advice services.

All Other Fees. All other fees for fiscal years 2020 and 2019 incurred is due to the use of subscription-based accounting research and disclosure checklist tools.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee’s policy is to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ANNUAL REPORT AND AVAILABLE INFORMATION

Our annual report containing audited financial statements for our fiscal years ended March 31, 2020 and 2019 accompanies this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Our internet website address is www.nextgen.com. We make our periodic and current reports, together with amendments to these reports, available on our internet website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may access such filings in the “Investor Relations” section of our website. Members of the public may also read and copy any materials we file with, or furnish to, the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. To obtain information on the operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that contains the reports, proxy statements and other information that we file electronically with the SEC. The information on our internet website is not incorporated by reference into this Proxy Statement. Our common stock trades on the Nasdaq Global Select Market under the symbol “NXGN.”

Shareholders may obtain free of charge a copy of our latest annual report (without exhibits) as filed with the SEC by writing to: Investor Relations, NextGen Healthcare, Inc., 18111 Von Karman Avenue, Suite 800, Irvine, California 92612 or calling (949) 255-2600. In addition, all of our public filings, including our annual report, can be found free of charge on the SEC’s website at www.sec.gov.

PROPOSALS OF SHAREHOLDERS

We have two separate and distinct rules concerning the timing of submission of shareholder proposals:

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SEC Regulation. Pursuant to Rule 14a-8 of the SEC, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next year’s (i.e., 2021) annual meeting must be received by us by March 10, 2021 in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the SEC governing shareholder proposals.

•

Company Bylaws. Under our Bylaws, for all proposals by shareholders (including nominees for director) to be timely, a shareholders’ notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 120 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or public disclosure of the date of the scheduled annual meeting is given or made, then notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. The shareholder notice must also comply with certain other requirements set forth in our Bylaws, a copy of which may be obtained by written request delivered to our Secretary.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (that is, annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit us to send a single annual report and/or a single proxy statement to any household in which two or more shareholders reside if we believe those shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who would be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of NextGen Healthcare, Inc., you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our latest annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

Our Board does not intend to present any business at the annual meeting other than the matters described in this proxy statement. If any other matters are presented properly for action at the annual meeting or at any adjournments or postponements thereof, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of our Board or a properly authorized committee thereof.

By Order of the Board of Directors,

NEXTGEN HEALTHCARE, INC.

Jeffrey D. Linton

Executive Vice President, General Counsel

and Secretary

Irvine, California

July 7, 2020

ALL SHAREHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JULY 7, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D20350-P42312 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. NEXTGEN HEALTHCARE, INC. NEXTGEN HEALTHCARE, INC. ATTN: JEFFREY D. LINTON EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY 18111 VON KARMAN AVE., STE 800 IRVINE, CA 92612-1007 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on August 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on August 17, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Nominees: 01) John R. "Rusty" Frantz 02) Craig A. Barbarosh 03) George H. Bristol 04) Julie D. Klapstein 05) James C. Malone 06) Jeffrey H. Margolis 07) Morris Panner 08) Sheldon Razin 09) Lance E. Rosenzweig 2. Advisory vote to approve the compensation of our named executive officers (Say-on-Pay). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021. 1. Election of Directors The Board of Directors recommends you vote FOR Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D20351-P42312 NEXTGEN HEALTHCARE, INC. PROXY FOR 2020 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints John R. "Rusty" Frantz, Jeffrey D. Linton, and James R. Arnold, Jr., and each of them, individually, as attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of NextGen Healthcare, Inc. ("NextGen Healthcare") held of record by the undersigned as of June 25, 2020 at the Annual Meeting of Shareholders of NextGen Healthcare to be held at NextGen Healthcare's corporate headquarters located at 18111 Von Karman Avenue, Suite 800, Irvine, California 92612, on August 18, 2020, at 9 a.m. local time and at all adjournments and postponements thereof (the "Annual Meeting"), upon the following matters, which are described in NextGen Healthcare's Proxy Statement for the Annual Meeting. NextGen Healthcare's Board of Directors recommends shareholders vote "FOR" all of the directors in Proposal 1 and "FOR" Proposals 2 and 3. In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in NextGen Healthcare's Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Where no direction is given, except in the case of broker non-votes, the shares will be voted in accordance with the Board of Directors' recommendations. This proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors for which authority to vote has not been withheld, in accordance with the instruction of the Board of Directors or an authorized committee thereof. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Continued and to be signed on reverse side